Exhibit 10.10

Exhibit 10.10 TRANSACTION AGREEMENT JUST ENERGY GROUP INC. as the Company -and- LVS III SPE XV LP, TOCU XVII LLC, HVS XVI LLC, OC II LVS XIV LP, OC III LFE I LP, CBHT Energy I LLC each as a Purchaser and collectively, as the Purchaser

TABLE OF CONTENTS

	Page
ARTICLE 1 INTERPRETATION	5
1.1 Definitions	5
1.2 Statutes	18
1.3 Headings, Table of Contents, etc.	18
1.4 Gender and Number	18
1.5 Currency	18
1.6 Certain Phrases	18
1.7 Invalidity of Provisions	19
1.8 Knowledge	19
1.9 Entire Agreement	19
1.10 Waiver, Amendment	19
1.11 Governing Law; Jurisdiction and Venue	19
1.12 Incorporation of Disclosure Letter, Schedules and Exhibits	20
1.13 Accounting Terms	20
1.14 Non-Business Days	20
1.15 Computation of Time Periods	20
ARTICLE 2 PURCHASE AND SALE	20
2.1 Agreement to Purchase and Sell Purchased Interests	20
2.2 Excluded Assets	21
2.3 Liabilities of Just Energy Entities	22
2.4 Excluded Liabilities	23
2.5 Transfer of Excluded Liabilities to Residual Co.	23
2.6 Transfer of Excluded Assets to Residual Co.	24
2.7 Pre-Closing and Closing Reorganization	24
ARTICLE 3 PURCHASE PRICE AND RELATED MATTERS	25
3.1 Purchase Price	25
3.2 Payment of Certain Liabilities	26
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	26
4.1 Due Authorization and Enforceability of Obligations	26
4.2 Existence and Good Standing	26
4.3 Sophisticated Parties	27
4.4 Absence of Conflicts	27
4.5 Approvals and Consents	27
4.6 No Actions	27
4.7 Subsidiaries	28
4.8 No Stop Order	28
4.9 Support Agreement Representations and Warranties	28
4.10 Sanctioned Person	28
4.11 Sanctions Laws	28
4.12 Anti-Money Laundering Laws; Anti-Corruption Laws	28
4.13 Investment Canada Act	29

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	29
5.1 Due Authorization and Enforceability of Obligations	29
5.2 Existence and Good Standing	29
5.3 Sophisticated Party	30
5.4 Absence of Conflicts	30
5.5 Approvals and Consents	30
5.6 No Actions	30
5.7 Accredited Investor	30
5.8 Financial Ability	31
5.9 Credit Bid; Availability of Funds	31
5.10 No Sanctions	31
5.11 Purchase Price Funds	32
5.12 Investment Canada Act	32
ARTICLE 6 CONDITIONS	32
6.1 Conditions for the Benefit of the Purchaser and the Company	32
6.2 Conditions for the Benefit of the Purchaser	33
6.3 Conditions for the Benefit of the Company	35
ARTICLE 7 ADDITIONAL AGREEMENTS OF THE PARTIES	36
7.1 Access to Information	36
7.2 Approvals and Consents	37
7.3 Covenants Relating to this Agreement	38
7.4 Tax Matters	39
7.5 Employee Matters	41
7.6 Administrative Expense Amount	41
7.7 Certain Payments or Instruments Received from Third Persons	42
7.8 Bulk Sales	42
7.9 Release by the Purchaser	42
7.10 Release by the Company	43
ARTICLE 8 INSOLVENCY PROVISIONS	43
8.1 Court Orders and Related Matters	43
ARTICLE 9 TERMINATION	44
9.1 Termination	44
9.2 Effect of Termination	46
9.3 Termination Fee	46
ARTICLE 10 CLOSING	47
10.1 Location and Time of the Closing	47
10.2 The Company's Deliveries at Closing	47
10.3 Purchaser's Deliveries at Closing	48
10.4 Monitor	48
10.5 Simultaneous Transactions	49
10.6 Further Assurances	49
ARTICLE 11 GENERAL MATTERS	49
11.1 Confidentiality	49
11.2 Public Notices	50

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11.3 In j unctive Relief 5011.4 Survival 5111.5 N on-Recourse 5111.6 Assi g nment; Bindin g Effec t 5111.7 N otices 5211.8 Counterparts; Electronic Si g natures 5311.9 Lan g ua g e 53 Disclosure Letter and Exhibits Disclosure Letter Exhibit A – Terms of the New Preferred Equity Exhibit B – Form of Release -iii-

TRANSACTION AGREEMENT

THIS AGREEMENT is made as of August 4, 2022

AMONG:

Just Energy Group Inc. ("**Just Energy**" or "**Company**")

-and-

LVS III SPE XV LP, TOCU XVII LLC, HVS XVI LLC, OC II LVS XIV LP, OC III LFE I LP and CBHT ENERGY I LLC (each, a "**Purchaser**" and collectively, the "**Purchaser**").

RECITALS:

A. The Just Energy Entities carry on the business, taken as a whole, of serving as a retail energy provider specializing in electricity and natural gas commodities, energy efficient solutions, carbon offsets and renewable energy options (collectively, the "**Business"**).

B. On March 9, 2021, the Applicants commenced proceedings under the CCAA before the Ontario Superior Court of Justice (Commercial List) (the "**CCAA Court**") to, among other things, seek creditor protection for, and certain relief in respect of, certain of the Just Energy Entities.

C. On March 9, 2021, the Applicants commenced ancillary insolvency proceedings under Chapter 15 of Title 11 of the United States Code (the "**U.S. Proceedings**") in the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

D. Pursuant to the Support Agreement entered into on the date of this Agreement, by and among the Just Energy Entities, the Purchaser and the other parties signatory thereto (as amended, supplemented, or otherwise modified from time to time, the "**Support Agreement**"), the Purchaser has agreed to act as a "stalking horse" bidder and, if selected or deemed as having submitted the Successful Bid in accordance with the terms of the SISP, to purchase the Purchased Interests from the Just Energy Entities, and the Company has agreed to cause the Purchased Interests to be acquired by the Purchaser, and Purchaser further wishes to indirectly assume from the Just Energy Entities the Assumed Liabilities, pursuant to and in accordance with the terms of the SISP and subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, the Parties agree as follows:

4

ARTICLE 1 INTERPRETATION 1.1 Definitions In this Agreement, “Administrative Expense Amount” means cash in an amount of C$1,900,000, which shall be paid by the Just Energy Entities to the Monitor on the Closing Date out of the cash and cash equivalents of the Just Energy Entities as at the Closing Date and held in trust by the Monitor for the benefit of Persons entitled to be paid the Administrative Expense Costs, subject to the terms hereof. “Administrative Expense Costs” means the reasonable and documented fees and costs of (i) the Monitor and its professional advisors and (ii) professional advisors of the Just Energy Entities for services performed prior to and, other than in respect of the Just Energy Entities, after the Closing Date, in each case, relating directly or indirectly to the CCAA Proceedings, the U.S. Proceedings, and this Agreement and including without limitation (a) costs required to wind down and/or dissolve and/or bankrupt Residual Co. and (b) costs and expenses required to administer the Excluded Assets, Excluded Liabilities and Residual Co. “Adversary Proceeding” means adversary proceeding number 21-4299, commenced on November 12, 2021 in the U.S. Proceedings before the U.S. Bankruptcy Court, by Just Energy, Just Energy Texas LP, Fulcrum Retail Energy LLC and Hudson Energy Services LLC, as the foreign representatives, against Electric Reliability Council of Texas, Inc. and the Public Utility Commission of Texas. “Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise). For greater certainty, an Affiliate of a Person shall include such Person’s investment funds and managed accounts and any funds managed or directed by the same investment advisor. “Agreement” means this transaction agreement and all attachments, including the Disclosure Letter and Exhibits, in each case as the same may be supplemented, amended, restated or replaced from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this transaction agreement and all attached Exhibits, and unless otherwise indicated, references to Articles, Sections, the Disclosure Letter and Exhibits are to Articles, Sections, the Disclosure Letter and Exhibits in this transaction agreement. 5

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, expression of interest, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Just Energy Entity, one or more Just Energy Entity’s material assets, or the debt, equity, or other interests in any one or more Just Energy Entity that is an alternative to or otherwise inconsistent with the transaction contemplated hereby and any amendment to or variation of any such inquiry, proposal, offer, expression of interest, bid, term sheet, discussion, or agreement, and is with a counterparty other than the Purchaser or any Affiliate of the Purchaser. “Antitrust Approvals” means any approval, clearance, filing or expiration or termination of a waiting period pursuant to which a transaction would be deemed to be unconditionally approved in relation to the transactions contemplated hereby under any Antitrust Law of any country or jurisdiction that the Purchaser agrees, acting reasonably, is required, other than the Competition Act Approval. “Antitrust Laws” means all Applicable Laws, including any antitrust, competition or trade regulation laws (including, without limitation, the HSR Act), that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening or preventing competition through merger or acquisition. “Applicable Law” means any transnational, domestic or foreign, federal, provincial, territorial, state, local or municipal (or any subdivision of any of them) law (including common law and civil law), statute, ordinance, rule, regulation, restriction, limit, by-law (zoning or otherwise), judgment, order, direction or any consent, exemption, Transaction Regulatory Approval, or any other legal requirements of, or agreements with, any Governmental Authority, that applies in whole or in part to the transactions contemplated by this Agreement, the Just Energy Entities, the Purchaser, the Business, or any of the Purchased Interests or the Assumed Liabilities. “Applicants” means the Company, each Residual Co. (at the time such Residual Co. becomes an Applicant) and those additional applicants listed on Schedule 1.1(a). “Articles of Reorganization” means articles of reorganization in respect of the Company’s authorized and issued common shares to provide for the redemption or cancellation thereof by the Company for no consideration on Closing; such articles of reorganization to be in form and substance satisfactory to the Purchaser, acting reasonably. “Assumed Liabilities” has the meaning given to such term in Section 2.3. “BP Commodity/ISO Services Claim” means all Pre-Filing Claims of BP Canada Energy Group ULC and BP Energy Company in the aggregate principal amounts of $229,461,558.59 and C$170,652.60, plus all accrued and unpaid interest thereon through to and including the Closing Date. “Break-Up Fee” has the meaning given to such term in Section 9.3(a). “Business” has the meaning given to such term in Recital A. “Business Day” means any day, other than a Saturday or Sunday, on which the principal commercial banks in Toronto, Ontario and New York, New York are open for commercial banking business during normal banking hours. 6

“Cash Management Obligations” means has the meaning given to such term in the Support Agreement. “Causes of Action” means any action, claim, cross claim, third party claim, damage, judgment, cause of action, controversy, demand, right, action, suit, obligation, liability, debt, account, defense, offset, power, privilege, license, lien, indemnity, interest, guaranty, or franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, in contract or in tort, at law or in equity, or pursuant to any other theory of law or otherwise, of the Just Energy Entities against any Person, in each case based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Closing Time (which Causes of Action for the avoidance of doubt shall be retained by the Acquired Entities on Closing). “CCAA” means the Companies’ Creditors Arrangement Act (Canada). “CCAA Court” has the meaning given to such term in Recital B. “CCAA Proceedings” means the proceedings commenced under the CCAA by the Applicants pursuant to the Initial CCAA Order. “Claims” has the meaning given to such term in the Claims Procedure Order. “Claims Bar Date” has the meaning given to such term in the Claims Procedure Order. “Claims Procedure Order” means the order of the CCAA Court dated September 15, 2021 in the CCAA Proceedings establishing a claims procedure in respect of the Just Energy Entities and which established November 1, 2021 on or before 5:00 p.m. (Toronto time) as the last date in which Persons wishing to assert a Claim against the Just Energy Entities could file such claim, as same may be further amended, restated or varied from time to time, and in all such cases any such amended, restated or varied order shall be in form and substance reasonably acceptable to the Just Energy Entities and the Purchaser. “Closing” means the completion of the sale and purchase of the Purchased Interests pursuant to this Agreement at the Closing Time, and all other transactions contemplated by this Agreement that are to occur contemporaneously with the sale and purchase of the Purchased Interests. “Closing Date” means a date no later than five (5) Business Days after the conditions set forth in Article 6 have been satisfied or waived, other than the conditions set forth in Article 6 that by their terms are to be satisfied or waived at the Closing (or such other date agreed to by the Parties in writing); provided that, if there is to be a Closing hereunder, then the Closing Date shall be no later than the Outside Date. “Closing Documents” means all contracts, agreements, certificates and instruments required by this Agreement to be delivered at or before the Closing. 7

“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing Time shall take place. “Code” means the United States Internal Revenue Code of 1986, as amended. “Commissioner” means the Commissioner of Competition appointed under the Competition Act or any Person duly authorized to exercise powers of the Commission of Competition. “Commodity Agreement” means a gas supply agreement, electricity supply agreement or other agreement with any of the Just Energy Entities for the physical or financial purchase, sale, trading or hedging of natural gas, electricity or environmental derivative products, or contracts entered into for protection against fluctuations in foreign currency exchange rates, which shall include any master power purchase and sale agreement, base contract for sale and purchase, ISDA master agreement or similar agreement. “Commodity Supplier” means any counterparty to a Commodity Agreement. “Company” has the meaning given to such term in the preamble to this Agreement. “Company Subsidiaries” means collectively each Person that is controlled by the Just Energy Entities (for the purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise). “Competition Act” means the Competition Act (Canada), R.S.C., 1985, c. C-34. “Competition Act Approval” means that: (i) the Commissioner shall have issued an Advance Ruling Certificate under subsection 102(1) of the Competition Act in respect of the transactions contemplated by this Agreement, or (ii) the applicable waiting period under section 123 of the Competition Act shall have expired or been waived by the Commissioner, or the obligation to submit a notification shall have been waived under paragraph 113(c) of the Competition Act, and the Commissioner shall have issued a No Action Letter. “Confidential Information” means non-public, confidential, personal or proprietary information which is furnished to the Purchaser or any of its Affiliates by the Company or any of the Just Energy Entities’ representatives, including information about identifiable individuals, any information relating to the Just Energy Entities, or any customer or supplier of the Just Energy Entities, but does not include information that is or becomes generally available to the public other than as a result of disclosure by the Purchaser or its representatives in breach of this Agreement or that is received by the Purchaser from an independent third party that, to the knowledge of the Purchaser, obtained it lawfully and was under no duty of confidentiality (except to the extent that applicable privacy laws do not exclude such information from the definition of personal information) or that is independently developed by the Purchaser or its representatives without reference to any Confidential Information. 8

“Continuing Contracts” means a contract, arrangement, or other agreement (oral or written) for which a notice of disclaimer pursuant to Section 32 of the CCAA has not been sent by any of the Just Energy Entities; provided that Continuing Contracts shall not include the Third Amended and Restated Scheduling Coordinator Agreement dated December 1, 2014 between Shell Energy North America (US), L.P., Just Energy New York Corp., Just Energy (U.S.) Corp. and Just Energy Solutions Inc. (formerly Commerce Energy, Inc.) or any other agreement whereby Shell performs ISO or scheduling services on behalf of any Applicant whereby an Applicant has reimbursement obligations to Shell for payments made by Shell on behalf of an Applicant to an ISO. “Credit Agreement” means the ninth amended and restated credit agreement dated as of September 28, 2020, by and among Just Energy Ontario L.P. and Just Energy (U.S.) Corp., as borrowers, the Credit Facility Agent and the Credit Facility Lenders, as such credit agreement may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof. “Credit Bid Consideration” has the meaning given to such term in Section 3.1(a)(ii). “Credit Facility Agent” means National Bank of Canada, in its capacity as administrative agent for the Credit Facility Lenders. “Credit Facility Documents” means, collectively, the Credit Agreement and all related documentation, including, all guarantee and security documentation related to the foregoing. “Credit Facility LC Claim” means any claim of or obligation owing to any Credit Facility Lender relating to any letter of credit issued but undrawn under the Credit Facility Documents immediately prior to Closing. “Credit Facility Lenders” means the lenders party to the Credit Agreement from time to time, in such capacity. “Credit Facility Remaining Debt” means all debts, liabilities and other obligations (other than the Credit Facility LC Claims and the Cash Management Obligations) owing by the Just Energy Entities to the Credit Facility Agent and the Credit Facility Lenders under the Credit Facility Documents as of the Closing Date that are not otherwise repaid in accordance with the New Credit Agreement. “DIP Agent” means Alter Domus (US) LLC, in its capacity as administrative and collateral agent for the DIP Lenders. “DIP Documents” means, collectively, the DIP Term Sheet and all related documentation, including, without limitation, all guarantee and security documentation, related to the foregoing. “DIP Financing” means the debtor-in-possession financing made pursuant to the DIP Term Sheet. “DIP Lenders” means the lenders under the DIP Term Sheet, in such capacity, and “DIP Lender” means any one of them. 9

“DIP Term Sheet” means the CCAA Interim Debtor-in-Possession Financing Term Sheet between the Just Energy Entities party thereto, the DIP Agent and the DIP Lenders, dated as of March 9, 2021, as such term sheet may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof. “Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement. “Employee Priority Claims” means any Claim for (a) accrued and unpaid wages and vacation pay owing to an employee of any of the Just Energy Entities whose employment was terminated between the Filing Date and the Closing Date and (b) unpaid amounts provided for in Section 6(5)(a) of the CCAA. “Employment Agreements” means, collectively, the employment agreements, the management compensation plans, and indemnification agreements of, or for the benefit of, the directors, officers and employees of any of the Just Energy Entities that, on or prior to the Closing, have not resigned, in each case, in existence on the date hereof; provided, however, that Employment Agreements shall not include employment agreements, the management compensation plans, and indemnification agreements of, or for the benefit of, the directors, officers and employees of any of the Just Energy Entities that have been terminated or disclaimed without the consent of the Purchaser. “Encumbrance” means any security interest (whether contractual, statutory or otherwise), lien, prior claim, charge, hypothec, reservation of ownership, pledge, encumbrance, mortgage, trust (including any statutory, deemed or constructive trust), option or adverse claim or encumbrance of any nature or kind. “Energy Regulator” means any federal or provincial energy regulators, provincial regulators of consumer sales that have authority with respect to energy sales, U.S. municipal, state, federal or other foreign energy regulatory bodies or agencies, local energy transmission and distribution companies, or regional transmission organizations or independent system operators. “Energy Regulator Claims” means any Claim that may be asserted by any Energy Regulator against a Just Energy Entity, excluding any: (i) Claim with respect to the subject matter of the Adversary Proceeding, including any Claim with respect to obligations of the Just Energy Entities underlying the invoices that are the subject of the Adversary Proceeding; and (ii) Claim by any Taxing Authority. “Energy Regulator Notices” means notice of the Agreement to the Energy Regulator in the time and manner required by Applicable Law and includes, but is not limited to, notice to the Energy Regulator regarding potential implications to performance guarantees that might have been provided in support of an application for a licence, order or permit, as the case may be. “Equity Financing” has the meaning given to such term in Section 5.9(b). “Equity Financing Sources” has the meaning given to such term in Section 5.9(b). 10

“Equity Interests” means any capital share, capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or nonvoting, whether preferred, common or otherwise, and including share appreciation, contingent interest or similar rights) of a Person. “ETA” means the Excise Tax Act (Canada). “Excluded Assets” has the meaning given to such term in Section 2.2. “Excluded Contracts” means contracts of the Just Energy Entities as specified on Schedule 2.2(c) of the Disclosure Letter. “Excluded Liabilities” has the meaning given to such term in Section 2.4. “Filing Date” means March 9, 2021. “Final Order” means with respect to any order or judgment of the CCAA Court or the U.S. Bankruptcy Court, or any other court of competent jurisdiction, with respect to the subject matter addressed in the CCAA Proceedings or the Chapter 15 Cases or the docket of any court of competent jurisdiction, that such order or judgement has not been vacated, set aside, reversed, stayed, modified or amended, and as to which the applicable periods to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal, leave to appeal, or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken or filed, or as to which any appeal has been taken or any petition for certiorari or leave to appeal that has been timely filed has been withdrawn or resolved in a manner acceptable to the Company and the Purchaser, each acting reasonably, by the highest court to which the order or judgment was appealed or from which leave to appeal or certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the United States Federal Rules of Civil Procedure, or any analogous rule under the U.S. Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order. “Fundamental Representations and Warranties of the Company” means the representations and warranties of the Company included in Sections 4.1 Due Authorization and Enforceability of Obligations, 4.2 Existence and Good Standing and 4.4 Absence of Conflicts. “GAAP” means generally accepted accounting principles in the U.S., including International Accounting Standards and U.S. GAAP. “Governmental Authority” means any government, regulatory authority (including any Energy Regulator), governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them, or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power. 11

“GST/HST” means all goods and services tax and harmonized sales tax imposed under Part IX of the ETA or any other statute in any jurisdiction of Canada. “Guarantee” has the meaning given to such term in Section 5.9(b). “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, as amended. “Implementation Steps” has the meaning given to such term in Section 2.7(b). “Initial CCAA Order” means the initial order of the CCAA Court pursuant to the CCAA commencing the CCAA Proceedings, as amended, restated, supplemented and/or modified from time to time. “Initial Recognition Order” means the Order of the U.S. Bankruptcy Court in the U.S. Proceedings recognizing, on a final basis, the CCAA Proceedings as “foreign main proceedings” pursuant to section 1502(4) of the U.S. Bankruptcy Code. “Intercompany Claim” means any claim that may be asserted against any of the Just Energy Entities by or on behalf of any of the Just Energy Entities or any of their affiliated companies, partnerships, or other corporate entities. “Intercreditor Agreement” means the Sixth Amended and Restated Intercreditor Agreement dated as of September 1, 2015 between National Bank of Canada, as collateral agent and agent for itself as agent and the Lenders (as defined therein); Shell; BP Canada Energy Group ULC; BP Canada Energy Marketing Corp.; BP Energy Company; Exelon Generation Company, LLC; Bruce Power L.P.; EDF Trading North America, LLC; Nextera Energy Power Marketing, LLC; Macquarie Bank Limited; Macquarie Energy Canada Ltd.; Macquarie Energy LLC; Morgan Stanley Capital Group Inc.; and each other person identified as an Other Commodity Supplier (as defined therein) from time to time party thereto, and Just Energy Ontario L.P. and Just Energy (U.S.) Corp., as Borrowers (as defined therein) and each of the Guarantors (as defined therein) from time to time party thereto, as amended (as may be further amended, restated, supplemented, or otherwise modified from time to time). “Investment Canada Act” means the Investment Canada Act (Canada), R.S.C., 1985, c. 28 (1st Supp). “Investment Canada Act Approval” means both: (1) receipt by the Purchaser of a certification letter from the Director of Investments under the Investment Canada Act pursuant to subsection 13(1) of the Investment Canada Act confirming that that the transactions contemplated by this Agreement are not reviewable under Part IV of the Investment Canada Act; and (2) either: (A) no notice is given under subsection 25.2(1) or 25.3(2) of the Investment Canada Act within the prescribed period; or, (B) if notice is given under subsection 25.2(1) or 25.3(2) of the Investment Canada Act, then either (a) the Minister or Ministers under the Investment Canada Act have sent to the Purchaser a notice under paragraph 25.2(4)(a) or 25.3(6)(b) of the Investment Canada Act; or (b) the Governor in Council has issued an order under paragraph 25.4(1)(b) of the Investment Canada Act authorizing the transactions contemplated by this Agreement. 12

“Just Energy Entities” means the Company, Just Energy Corp., Ontario Energy Commodities Inc., Universal Energy Corporation, Just Energy Finance Canada ULC, Hudson Energy Canada Corp., 11929747 Canada Inc., 12175592 Canada Inc., JE Services Holdco I Inc., JE Services Holdco II Inc., 8704104 Canada Inc., Just Energy Advanced Solutions Corp., Just Energy (U.S.) Corp., Just Energy Illinois Corp., Just Energy Indiana Corp., Just Energy Massachusetts Corp., Just Energy New York Corp., Just Energy Texas I Corp., Just Energy, LLC, Just Energy Pennsylvania Corp., Just Energy Michigan Corp., Just Energy Solutions Inc., Hudson Energy Services LLC, Hudson Energy Corp., Interactive Energy Group LLC, Hudson Parent Holdings LLC, Drag Marketing LLC, Just Energy Advanced Solutions LLC, Fulcrum Retail Energy LLC, Fulcrum Retail Holdings LLC, Tara Energy, LLC, Just Energy Marketing Corp., Just Energy Connecticut Corp., Just Energy Limited, Just Solar Holdings Corp., Just Energy (Finance) Hungary Zrt., Just Energy Ontario L.P., Just Energy Manitoba L.P., Just Energy (B.C.) Limited Partnership, Just Energy Québec L.P., Just Energy Trading L.P., Just Energy Alberta L.P., Just Green L.P., Just Energy Prairies L.P., JEBPO Services LLP, and Just Energy Texas LP. “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has had a material adverse effect on (i) the business, assets, liabilities, financial conditions or results of operations of the Just Energy Entities, collectively, or (ii) prevents the ability of any of the Just Energy Entities to perform its obligations under, or to consummate the transactions contemplated by, this Agreement, taken as a whole; in each case except to the extent that any such change, effect, event, occurrence, state of facts or development is attributable to: (a) general economic or business conditions; (b) Canada, the U.S. or foreign economies, or financial, banking or securities markets in general, or other general business, banking, financial or economic conditions (including (i) any disruption in any of the foregoing markets, (ii) any change in the currency exchange rates or (iii) any decline or rise in the price of any security, commodity, contract or index); (c) acts of God or other calamities, national or international political or social conditions, including the engagement and/or escalation by the U.S. or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or Canada or any of their territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S. or Canada; (d) the identity of the Purchaser or its Affiliates; (e) conditions affecting generally the industry in which the Just Energy Entities participates; (f) the public announcement of, entry into or pendency of, actions required or contemplated by or performance of obligations under, this Agreement or the transactions contemplated by this Agreement, or the identity of the Parties, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, financing sources, licensors, licensees, distributors, partners, employees or others having relationships with the Just Energy Entities; (g) changes in Applicable Laws or the interpretation thereof; (h) any change in GAAP or other accounting requirements or principles; (i) national or international political, labor or social conditions; (j) the failure of the Just Energy Entities to meet or achieve the results set forth in any internal projections (but not the underlying facts giving rise to such failure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); or (k) any change resulting from compliance with the terms of, or any actions taken (or not taken) by any Party pursuant to or in accordance with, this Agreement; provided that the exceptions set forth in clauses (a), (b), (c), (e), (g), (h) or (i) shall not apply to the extent that such event is disproportionately adverse to the Just Energy Entities, taken as a whole, as compared to other companies in the industries in which the Just Energy Entities operate. 13

“Monitor” means FTI Consulting Canada Inc., as Court-appointed monitor of the Just Energy Entities in the CCAA Proceeding and not in its personal capacity. “Monitor’s Certificate” means the certificate delivered to the Purchaser and filed with the CCAA Court by the Monitor certifying that the Monitor has received written confirmation in form and substance satisfactory to the Monitor from the Company and the Purchaser that all conditions to Closing have been satisfied or waived by the applicable Parties and the transactions contemplated by this Agreement have been completed. “New Credit Agreement” means the tenth amended and restated credit agreement dated as of the Closing Date, by and among Just Energy Ontario L.P. and Just Energy (U.S.) Corp., as borrowers, the Credit Facility Agent and the Credit Facility Lenders, as such credit agreement may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof, which shall be in a form consistent with the term sheet with respect thereto as contained in Exhibit 1 of the Stalking Horse Term Sheet (as such term is defined in the Support Agreement) (including that any letters of credit issued by a Credit Facility Lender pursuant to the Credit Agreement shall continue under the New Credit Agreement or be discharged and, if required, replaced with new letters of credit issued under the New Credit Agreement, unless otherwise agreed to by the applicable Credit Facility Lender and the Just Energy Entities, with the consent of the Purchaser) and otherwise acceptable to the Purchaser as of the Closing Date. “New Intercreditor Agreement” means the seventh amended and restated intercreditor agreement by, among others, the Just Energy Entities, the Credit Facility Agent and the applicable Commodity Suppliers, which shall provide for the same relative supplier and lender priorities as contemplated in the existing sixth amended and restated intercreditor agreement subject to modifications contained therein, which shall be in a form consistent with the term sheet with respect thereto as contained in Exhibit 4 of the Stalking Horse Term Sheet (as such term is defined in the Support Agreement) and otherwise acceptable to the Purchaser as of the Closing Date. “New Preferred Equity” has the meaning given to such term in Section 2.1(a). “No Action Letter” means written confirmation from the Commissioner that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement. “Order” means any order of the Court made in the CCAA Proceedings, any order of the U.S. Court made in the U.S. Proceedings, or any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority. “Outside Date” has the meaning given to such term in Section 9.1(c). 14

“Parties” means the Company and the Purchaser collectively, and “Party” means either the Company or the Purchaser, as the context requires. “PATRIOT Act” has the meaning given to such term in Section 5.11. “PCMLTFA” has the meaning given to such term in Section 5.11. "Permitted Encumbrances” means the Encumbrances listed in Schedule 1.1(b). “Person” means includes an individual, partnership, firm, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, entity, corporation, unincorporated association, or organization, syndicate, committee, court appointed representative, the government of a country or any political subdivision thereof, or any agency, board, tribunal, commission, bureau, instrumentality, or department of such government or political subdivision, or any other entity, howsoever designated or constituted, including any Taxing Authority, and the trustees, executors, administrators, or other legal representatives of an individual, and for greater certainty includes any Governmental Authority. “Post-Closing Straddle Tax Period” has the meaning given to such term in Section 7.4(c). “Post-Filing Claim” or “Post-Filing Claims” means any or all indebtedness, liability, or obligation of the Just Energy Entities of any kind that arises during and in respect of the period commencing on the Filing Date and ending on the day immediately preceding the Closing Date in respect of services rendered or supplies provided to the Just Energy Entities during such period or under or in accordance with any Continuing Contract; provided that, for certainty, such amounts are not a Restructuring Period Claim or a Restructuring Period D&O Claim, each as defined in the Claims Procedure Order. “Pre-Filing Claims” has the meaning given to such term in the Claims Procedure Order. “Priority Payments Amount” means cash in an amount equal to the value of the Priority Payments less the value of the Cash Purchase Price. “Priority Payments” has the meaning given to such term in the Vesting Order. “Purchase Price” has the meaning given to such term in Section 3.1(a). “Purchased Interests” has the meaning given to such term in Section 2.1(a). “Purchaser” has the meaning given to such term in the preamble to this Agreement. “Released Claims” means all claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, indictments, prosecutions, informations or other similar processes, assessments or reassessments, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including “claims” as defined in the CCAA or the U.S. Bankruptcy Code and including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing. 15

“Residual Co.” means an entity to be formed by the Company in Canada and an entity to be formed by the Company in the United States, in each case, in form satisfactory to the Purchaser, acting reasonably, prior to the Closing and each of which shall have no issued and outstanding shares; provided, that no such entity shall be a flow through entity for Canadian or U.S. tax purposes unless approved by the Purchaser. “Sanctioned Country” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive sanctions (currently, Crimea, Cuba, Iran, North Korea, Syria and those portions of the Donetsk People’s Republic or Luhansk People’s Republic regions (and such other regions) of Ukraine over which any Sanctions Law authority imposes comprehensive Sanctions Laws), or any country or territory whose government is the subject of Sanctions Laws (currently, Venezuela) or that is otherwise the subject of broad restrictions under Sanctions Laws (including Afghanistan, Russia and Belarus). “Sanctioned Person” means (i) any Person identified in any Sanctions Law-related list of designated Persons maintained by the Government of Canada or other Sanctions Laws authorities, (ii) any Person located, incorporated, or resident in a Sanctioned Country, or (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii) to the extent the owned or controlled Person is itself subject to the restrictions or prohibitions as the Person described in clause (i) or (ii). “Sanctions Laws” means economic and financial sanctions laws administered, enacted or enforced from time to time by the Government of Canada, U.S., European Union, United Kingdom, or United Nations Security Council. “Shell” has the meaning given to such term in Section 6.2(i). “SISP” means the Sale and Investment Solicitation Process substantially in the form as appended as Exhibit D of the Support Agreement or otherwise in form and substance satisfactory to the Purchaser and the Company, each acting reasonably. “SISP Order” means an order of the CCAA Court that, among other things, approves the SISP and related matters, substantially in the form as contained in Exhibit 2 of the Stalking Horse Term Sheet (as such term is defined in the Support Agreement), or as otherwise acceptable to the Purchaser and the Company, each acting reasonably. “SISP Recognition Order” means the Order of the U.S. Bankruptcy Court entered in the U.S. Proceedings recognizing and giving effect to the SISP Order, which order shall be in form and substance acceptable to the Purchaser and the Company, each acting reasonably. “Successful Bid” has the meaning given to such term in the SISP. “Support Agreement” has the meaning given to such term in Recital D. 16

“Tax” and “Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever (including withholding on amounts paid to or by any Person) imposed by any Taxing Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Taxing Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, escheat, property, development, occupancy, employer health, payroll, employment, health, disability, severance, unemployment, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Ontario and other government pension plan premiums or contributions. “Tax Act” means the Income Tax Act (Canada) and shall also include a reference to any applicable and corresponding provisions under the income tax laws of a province or territory of Canada, as applicable. “Tax Return” means any return, declaration, report, statement, information statement, form, election, amendment, claim for refund, schedule or attachment thereto or other document filed or required to be filed with a Taxing Authority with respect to Taxes. “Taxing Authority” means Her Majesty the Queen in right of Canada, Her Majesty the Queen in right of any province or territory of Canada, the Canada Revenue Agency, any similar revenue or taxing authority of Canada and each and every province or territory of Canada and any political subdivision thereof, the United States Internal Revenue Service, any similar revenue or taxing authority of the U.S. and each and every state and locality of the U.S., and any Canadian, U.S. or other Governmental Authority exercising taxing authority or power, and “Taxing Authority” means any one of the Taxing Authorities. “Transaction Regulatory Approvals” means any material licenses, permits or approvals required from any Governmental Authority or under any Applicable Laws relating to the business and operations of the Just Energy Entities that would be required to be obtained in order to permit the Just Energy Entities and Purchaser to complete the transactions contemplated by this Agreement and the Support Agreement, including but not limited to, and in each case to the extent it has been agreed to in accordance this Agreement that such approval shall be obtained, the Federal Energy Regulatory Commission, the Competition Act Approval, the Antitrust Approvals and the Investment Canada Act Approval. “Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, customs duties, import and export taxes, surtaxes, value added, GST/HST, provincial sales/retail Taxes, conveyance fees, security interest filing or recording fee and any other similar Taxes (including any real property transfer Tax and any other similar Tax), any governmental assessment, and any related penalties and interest. “U.S.” means the United States of America. “U.S. Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq, as amended. 17

“U.S. Bankruptcy Court” means the United States Bankruptcy Court for the District of Texas, Houston Division, overseeing the U.S. Proceedings. “U.S. Proceedings” has the meaning given to such term in Recital C. “Vesting Order” means an order of the CCAA Court substantially in the form of Exhibit 3 of the Stalking Horse Term Sheet (as such term is defined in the Support Agreement) (or as otherwise acceptable to the Purchaser and the Company, each acting reasonably). “Vesting Recognition Order” means an order of the U.S. Bankruptcy Court entered in the U.S. Proceedings in form and substance acceptable to the Purchaser, which shall, among other things, recognize and give effect to the Vesting Order and otherwise approve this Agreement and the transactions contemplated hereby. 1.2 Statutes Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, re-enacted or replaced. 1.3 Headings, Table of Contents, etc. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the interpretation of this Agreement. The recitals to this Agreement are an integral part of this Agreement. 1.4 Gender and Number In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. 1.5 Currency Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. dollars. References to “$” are to U.S. dollars. References to “C$” are to Canadian dollars. 1.6 Certain Phrases In this Agreement (i) the words “including”, “includes” and “include” and any derivatives of such words mean “including (or includes or include) without limitation” and (ii) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. The expression “Article”, “Section” and other subdivision followed by a number, mean and refer to the specified Article, Section or other subdivision of this Agreement. 18

1.7 Invalidity of Provisions Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon (i) such a determination of invalidity or unenforceability or (ii) any change in Applicable Law or other action by any Governmental Authority which materially detracts from the legal or economic rights or benefits, or materially increases the obligations, of any Party or any of its Affiliates under this Agreement, the Parties shall negotiate to modify this Agreement in good faith so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. 1.8 Knowledge Any reference to the knowledge of (i) the Company or the Just Energy Entities, means the actual knowledge, after reasonable inquiry, of R. Scott Gahn, Michael Carter and Jonah Davids, and (ii) the Purchaser, means the actual knowledge, after reasonable inquiry, of Scott Striegel. 1.9 Entire Agreement This Agreement, the Disclosure Letter, the Support Agreement and the agreements and other documents required to be delivered pursuant to this Agreement or the Support Agreement, constitute the entire agreement among the Parties, and set out all the covenants, promises, warranties, representations, conditions and agreements among the Parties in connection with the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral among the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or the Support Agreement and any document required to be delivered pursuant to this Agreement or the Support Agreement. 1.10 Waiver, Amendment Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by all Parties hereto. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. 1.11 Governing Law; Jurisdiction and Venue This Agreement, the rights and obligations of the Parties under this Agreement, and any Claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based on contract, tort or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by, and interpreted, construed and determined in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to the conflicts of law principles thereof. The Parties consent to the jurisdiction and venue of the CCAA Court for the resolution of any such disputes arising under this Agreement. Each Party agrees that service of process on such Party as provided in Section 11.7 shall be deemed effective service of process on such Party. 19

1.12 Incorporation of Disclosure Letter, Schedules and Exhibits The Disclosure Letter and any schedule or exhibit attached thereto, and any schedule or exhibit attached to this Agreement, is an integral part of this Agreement. 1.13 Accounting Terms All accounting terms used in this Agreement are to be interpreted in accordance with GAAP unless otherwise specified. 1.14 Non-Business Days Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day. 1.15 Computation of Time Periods If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Agreement, then the first day of the period is not counted, but the day of its expiry is counted. ARTICLE 2 PURCHASE AND SALE 2.1 Agreement to Purchase and Sell Purchased Interests (a) Upon and subject to the terms and conditions of this Agreement, at the Closing and effective as o f the Closing Time, and subject to the completion of the Implementation Steps required to be completed prior to the Closing Time, the Company shall cause Just Energy (U.S.) Corp. to issue tothe Purchaser, and each Purchaser (severally and not jointly) shall purchase from Just Energy (U.S.)Corp., free and clear of all Encumbrances (other than Permitted Encumbrances), newly issue d common equity, and newly issued preferred equity (the “New Preferred Equity”) of Just Energy (U.S.) Corp. (or its successor if converted into another entity prior to the Closing in accordance withthe Implementation Steps), with such equity interests to be allocated to each Purchaser as set forthon Schedule 2.1(a) (collectivel y , the “Purchased Interests”). (b) The terms of the New Preferred Equity shall be consistent with the terms set forth on Exhibit A hereto. 20

(c) Pursuant to the Vesting Order, in accordance with the Implementation Steps, all Equity Interests of Just Energy (U.S.) Corp. outstanding prior to the issuance of the Purchased Interests shall be cancelled, and the Purchased Interests shall represent 100% of the outstanding Equity Interests in Just Energy (U.S.) Corp. after such cancellation and issuance.

(d) In accordance with the Implementation Steps, Just Energy (U.S.) Corp. shall subscribe for and the Company shall issue to Just Energy (U.S.) Corp. newly issued common equity of the Company and pursuant to the Vesting Order and Articles of Reorganization immediately after the issuance of such common equity, all other Equity Interests of the Company shall be cancelled or redeemed, and, immediately after such cancellation or redemption, Just Energy (U.S.) Corp. shall hold 100% of the outstanding Equity Interests in the Company.

(e) For the avoidance of doubt, upon the Closing and after the completion of the Implementation Steps, each other Just Energy Entity (including the Company) and every direct and indirect subsidiary of the Company, except those listed on Schedule 2.2(f), shall be owned, directly or indirectly, by Just Energy (U.S.) Corp.

2.2 Excluded Assets

Notwithstanding any provision of this Agreement to the contrary, as of the Closing, the assets of the Just Energy Entities shall not include any of the following assets, together with any other assets as set forth on Schedule 2.2 of the Disclosure Letter (collectively, the "**Excluded Assets**"):

(a) the Tax records and returns, and books and records pertaining thereto and other documents, in each case, that primarily or solely relate to any of the Excluded Liabilities, provided that the applicable Just Energy Entity may take copies of all Tax records and books and records pertaining to such records (as redacted, if applicable) to the extent necessary or useful for the carrying on of the Business after Closing, including the filing of any Tax Return, provided, however that Residual Co. shall retain the original copies of any of the records required to be provided to the applicable Just Energy Entity hereunder (and provide the applicable Just Energy Entity with a copy thereof) to the extent Residual Co. is required to do so under Applicable Law;

(b) the Administrative Expense Amount;

(c) the Priority Payments Amount, which for the avoidance of doubt, shall be paid in accordance with Section 3.2 and shall not be transferred to Residual Co pursuant to Section 2.6;

(d) the Excluded Contracts;

(e) all communications, information or records, written or oral, that are in any way related to (i) the transactions contemplated by this Agreement, (ii) the sale of the Purchased Interests, (iii) any Excluded Asset or (iv) any Excluded Liability;

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(f) the equity interests of each entity set forth on Schedule 2.2(f), which Schedule may be modified as agreed upon by the Company and the Purchaser, each acting reasonably, at least seven (7) days prior to the hearing of the Just Energy Entities' motion to the CCAA Court seeking the Vesting Order; and

(g) any rights which accrue to Residual Co. under the transaction documents.

2.3 Liabilities of Just Energy Entities

Subject to the Implementation Steps and pursuant to this Agreement and the Vesting Order, as of the Closing Time the only obligations and liabilities of the Just Energy Entities shall consist of only the items specifically set forth below, as applicable (collectively, the "**Assumed Liabilities**"); provided, for the avoidance of doubt the Assumed Liabilities of any Just Energy Entities pursuant to this Section 2.3 shall continue to be liabilities of the applicable Just Energy Entity (and, except as applied to Section 2.3(f)) no other Person) as of the Closing; provided, further, however, that each of the Just Energy Entities shall take such steps as are necessary to ensure that any claim that could give rise to responsible person liability is satisfied if the applicable Just Energy Entity is, for any reason, unable to satisfy such claim:

(a) *Post-Filing Claims* – all Post-Filing Claims;

(b) *Liabilities of Just Energy Entities* – all liabilities of the Just Energy Entities arising from and after Closing;

(c) *Credit Facility* – all Credit Facility LC Claims and the Credit Facility Remaining Debt (if any);

(d) *Cash Management Obligations* – all Cash Management Obligations;

(e) *Energy Regulator Claims* – Energy Regulator Claims relating to the Just Energy Entities;

(f) *Taxes* – (A) Tax liabilities of the Just Energy Entities for any tax period or the portion thereof beginning on or after the Filing Date, and (B) any other Taxes, including sales or use taxes, payable to a Taxing Authority for any period whereby the nonpayment of which by any Just Energy Entity could result in a responsible person associated with a Just Energy Entity being held personally liable for such nonpayment, excluding from (A), for the avoidance of doubt (x) all income tax or similar liabilities of any Just Energy Entity for any tax period ending prior to the Filing Date, and (y) any Tax or similar liability directly and solely related to the Excluded Assets, other than Taxes with respect to which any current or former employee, officer, director or other individual may be held liable under any applicable statute imposing responsible person liability for unpaid taxes (excluding, for the avoidance of doubt, any such person serving in such capacity at Residual Co.);

(g) *Texas Comptroller* – All Claims of the Texas Comptroller of Public Accounts that have been accepted pursuant to the Claims Procedure Order;

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(h) *Intercompany Claims* – Intercompany Claims between Just Energy Entities to the extent that the Implementation Steps contemplate such claims continuing as Assumed Liabilities;

(i) *Indemnification Obligations* – any and all indemnification obligations of the Just Energy Entities to current and former directors, officers and or other person employed or previously employed by the Just Energy Entities (excluding, for the avoidance of doubt, Residual Co.);

(j) *Employee Priority Claims* – all Employee Priority Claims; and

(k) *Non-Just Energy Entity Liabilities* – all obligations and liabilities of the direct and indirect subsidiaries of the Company that are not Just Energy Entities, excluding those set forth on Schedule 2.2(f).

Notwithstanding the foregoing, nothing in this Agreement shall be read to extend or shall be interpreted as extending or amending the Claims Bar Date or give or shall be interpreted as giving any rights to any Person in respect of Claims against any Just Energy Entity that have been barred or extinguished pursuant to the Claims Procedure Order (it being understood that this proviso shall in no way limit the assumption of liabilities described in Section 2.3(f)(B)).

2.4 Excluded Liabilities

Except as expressly assumed pursuant to or specifically contemplated by Section 2.3, all Claims and all debts, obligations, and liabilities of the Just Energy Entities or any predecessors of the Just Energy Entities, of any kind or nature, shall be assigned and become the sole obligation of the applicable Residual Co. pursuant to the terms of the Vesting Order and this Agreement, and, as of the Closing, the Just Energy Entities shall not have any obligation, duty, or liability of any kind whatsoever, except as expressly assumed pursuant to Section 2.3, whether accrued, contingent, known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, unliquidated, absolute, accrued, contingent or otherwise, and whether due or to become due, and such liabilities or obligations shall be the sole responsibility of the applicable Residual Co. (collectively, the "**Excluded Liabilities**"). All intercompany obligations and balances which do not continue as Assumed Liabilities pursuant to the Implementation Steps shall be Excluded Liabilities.

2.5 Transfer of Excluded Liabilities to Residual Co.

On the Closing Date, pursuant to the terms of the Vesting Order, the Just Energy Entities shall assign and transfer the Excluded Liabilities to the applicable Residual Co. (with Excluded Liabilities with respect to any Just Energy Entity organized in Canada being assigned to the Residual Co. organized in Canada and any Excluded Liabilities with respect to any Just Energy Entity organized in the United States being assigned to the Residual Co. organized in the United States), and such Residual Co. shall assume the applicable Excluded Liabilities. All of the Excluded Liabilities shall be discharged from the Just Energy Entities as of the Closing, pursuant to the Vesting Order.

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2.6 Transfer of Excluded Assets to Residual Co.

On the Closing Date, pursuant to the terms of the Vesting Order and, where applicable, in consideration for Residual Co. assuming the Excluded Liabilities pursuant to Section 2.5 from a Just Energy Entity, the Just Energy Entities shall assign and transfer the Excluded Assets to the applicable Residual Co. (with Excluded Assets with respect to any Just Energy Entity organized in Canada being assigned to the Residual Co. organized in Canada and any Excluded Assets with respect to any Just Energy Entity organized in the United States being assigned to the Residual Co. organized in the United States), and the Excluded Assets shall be vested in the applicable Residual Co. pursuant to the Vesting Order.

2.7 Pre-Closing and Closing Reorganization

(a) The specific mechanism for implementing the Closing, payment of the Cash Purchase Price and Credit Bid Consideration, and the structure of the transactions contemplated by this Agreement shall be structured in a tax efficient manner mutually agreed upon by the parties, each acting reasonably.

(b) On or prior to the Closing Date, the Just Energy Entities shall effect the transaction steps and pre-closing reorganization (collectively, the "**Implementation Steps**") of the Just Energy Entities as set forth on a schedule to be agreed upon by the Company, the Credit Facility Lenders and the Purchaser, each acting reasonably, at least seven (7) days prior to the hearing of the Just Energy Entities' motion to the CCAA Court seeking the Vesting Order; provided that in no event will the Implementation Steps described in Schedule 2.7(c) be materially prejudicial to the interests of the Purchaser under the other sections of this Agreement. The Implementation Steps may include, without limitation, resolving intercompany obligations, the formation of new entities required to implement the transactions contemplated by this Agreement in a tax efficient manner, amending the partnership agreements to reflect the economic arrangement of the parties, and transfers of equity interests in the Just Energy Entities as agreed upon by the Company, the Credit Facility Lenders and the Purchaser, each acting reasonably, consistent with Section 2.7(a).

(c) The Implementation Steps shall occur, and be deemed to have occurred in the order and manner to be set out in Schedule 2.7(c).

(d) The steps to be taken and the compromises and releases to be effective on the Closing Date are deemed to occur and be effected in the steps and sequential order set forth in Schedule 2.7(c), beginning on or before the Closing Date at such time as is specified therein.

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ARTICLE 3
PURCHASE PRICE AND RELATED MATTERS

3.1 Purchase Price

(a) The purchase price payable by each Purchaser (severally and not jointly) for the Purchased Interests (the "**Purchase Price**") shall be:

(i) cash in the amount of $184,857,692.31, plus up to an additional C$10 million solely in the event and to the extent additional funds (taking into account the Cash Purchase Price, the aggregate amount of cash held by the Just Energy Entities as of the Closing Date and the Credit Facility Remaining Debt) are required to pay all amounts to be paid by the Just Energy Entities pursuant to this Agreement and the Vesting Order (the "**Cash Purchase Price**"), allocated among each Purchaser in the amounts set forth on Schedule 3.1(a)(i);

(ii) subject to the Implementation Steps, the release of the applicable Just Energy Entities from all amounts outstanding and obligations owing to CBHT Energy I LLC pursuant to the BP Commodity/ISO Services Claim as of the Closing Date, including the principal amount of such claims and interest accrued as of the Closing Date, which amount as of the Filing Date is $229,461,558.59 and C$170,652.60, plus all accrued and unpaid interest thereon through to and including the Closing Date, in return for the issuance of the New Preferred Equity, plus any fees and expenses associated therewith (such aggregate amount, the "**Credit Bid Consideration**"); and

(iii) the assumption of the Assumed Liabilities as set forth herein.

(b) Each Purchaser shall satisfy the obligations pursuant to Section 3.1 and the Purchase Price as follows:

(i) CBHT Energy I LLC shall, at the Closing Time, in respect of the Credit Bid Consideration, cause the release of the applicable Just Energy Entities from all amounts outstanding and obligations owing pursuant to the BP Commodity/ISO Services Claim, including the principal amount of such claims and interest accrued as of the Closing Date, and any other documents or agreements entered into therewith in an aggregate amount equal to the Credit Bid Consideration, upon which the BP Commodity/ISO Services Claim, together with all documents, instruments, agreements and other related instruments shall, automatically and without any further formality, be released, discharged, terminated and of no further force and effect; and

(ii) at the Closing Time, each Purchaser (other than CBHT Energy I LLC) shall pay to the Company its respective portion of the Cash Purchase Price (as allocated on Schedule 3.1(a)(i)).

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(c) The Purchaser and its Affiliates, on the one hand, and the Company, and any of its Affiliates, on the other hand, shall be entitled to deduct and withhold from the Purchase Price or other amounts otherwise payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold under Applicable Law provided, however, that the Purchaser and its Affiliates shall not make any such deduction or withholding pursuant to Section 1445 of the Code, as long as at Closing, the Company shall have delivered to the Purchaser certification required by Section 10.2(c). Before making any such deduction or withholding, the withholding agent shall use commercially reasonable efforts to provide the Person in respect of which deduction or withholding is proposed to be made reasonable advance written notice of the intention to make such deduction or withholding, and the withholding agent shall cooperate with any reasonable request from such Person to obtain reduction of or relief from such deduction or withholding to the extent permitted by Applicable Law. To the extent that amounts are so deducted and withheld and remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.2 Payment of Certain Liabilities

On the Closing Date, upon payment of the Cash Purchase Price to the Company, the Just Energy Entities shall satisfy, in accordance with the Implementation Steps, the Priority Payments as required to be paid on Closing in the Vesting Order from the Priority Payments Amount plus the Cash Purchase Price such that all the Priority Payments shall be satisfied in full in connection with the Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, on behalf of itself and all other Just Energy Entities, to the Purchaser as follows, and acknowledges that the Purchaser is relying upon the following representations and warranties in connection with its purchase of the Purchased Interests:

4.1 Due Authorization and Enforceability of Obligations

This Agreement has been duly authorized, executed and delivered by it, and, subject to the granting of the SISP Order this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

4.2 Existence and Good Standing

Each of the Just Energy Entities is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and, subject to the granting of the SISP Order, (i) has all requisite power and authority to execute and deliver this Agreement and (ii) has taken all requisite corporate or other action necessary for it to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transaction contemplated hereunder.

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4.3 Sophisticated Parties Each of the Just Energy Entities (i) is a sophisticated party with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, (ii) has conducted its own analysis and made its own decision to enter into this Agreement and has obtained such independent advice in this regard as it deemed appropriate, and (iii) has not relied on such analysis or decision of any Person other than its own independent advisors. 4.4 Absence of Conflicts The execution and delivery of this Agreement by the Company and the completion by the Company of its obligations hereunder and the consummation of the transactions contemplated herein do not and will not violate or conflict with any Applicable Law, or any of the properties or assets of any Just Energy Entity, (subject to the receipt of any Transaction Regulatory Approvals) and will not result (with due notice or the passage of time or both) in a violation, conflict or breach of, or constitute a default under, or require any consent to be obtained under the certificate of incorporation, articles, by-laws or other constituent documents of any Just Energy Entity. The execution, delivery and performance by the Company does not and will not: (x) violate any provision of law, rule, or regulation applicable to the Just Energy Entities or any Just Energy Entity’s charter or by-laws (or other similar governing documents) or those of any subsidiaries; (y) except as the consummation of the transactions contemplated herein may constitute a “Change of Control” (as may be defined in the Credit Agreement, the Intercreditor Agreement, the existing supply agreements with Shell, and the Term Loan Agreement) or any equivalent concept under the Credit Agreement, the Intercreditor Agreement, the existing supply agreements with Shell, or the Term Loan Agreement, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material agreement to which any Just Energy Entity is a party or any debt for borrowed money to which it is a party that, in any case, is not remedied, cured or waived, or (z) violate any Order, statute, rule, or regulation. 4.5 Approvals and Consents The execution and delivery of this Agreement by the Company, the completion by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated herein, do not and will not require any consent or approval or other action, with or by, any Governmental Authority, other than as contemplated by the SISP Order and the Transaction Regulatory Approvals. 4.6 No Actions There is not, as of the date hereof, pending or, to the Company’s knowledge, threatened against any Just Energy Entity or any of its properties, nor has any Just Energy Entity received any written notice in respect of, any claim, potential claim, litigation, action, suit, arbitration, investigation or other proceeding before any Governmental Authority or legislative body that, would prevent the Company from executing and delivering this Agreement, performing its obligations hereunder and consummating the transactions and agreements contemplated by this Agreement. 27

4.7 Subsidiaries Schedule 4.7 sets forth a complete and correct list of the name and jurisdiction of organization of each Just Energy Entity. All the outstanding Equity Interests of the Just Energy Entities (other than those of the Company) are owned by the Company, by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, free and clear of all pledges, claims, liens, charges, options, security interests, licenses or other encumbrances of any kind or nature whatsoever (other than Permitted Encumbrances), except for transfer restrictions imposed by applicable securities laws, and, except as would not be material to the Company and the Just Energy Entities, taken as a whole, are duly authorized, validly issued, fully paid and nonassessable and not subject to any pre-emptive rights. Except for the Equity Interests in the Just Energy Entities, the Company does not own, directly or indirectly, any Equity Interests in, any Person. 4.8 No Stop Order As of the time of entering into this Agreement, no order halting or suspending trading in securities of the Just Energy Entities has been issued to and is outstanding against any of the Just Energy Entities, and, to any Just Energy Entity’s knowledge, no investigations or proceedings for such purpose are pending or threatened. 4.9 Support Agreement Representations and Warranties The representations and warranties of Just Energy in the Support Agreement are true and correct. 4.10 Sanctioned Person None of the Just Energy Entities, nor any of their respective officers, directors, employees or agents, is a Sanctioned Person. 4.11 Sanctions Laws None of the Just Energy Entities has (i) assets located in, or otherwise directly or, to the knowledge of any of the Just Energy Entities, indirectly, derives revenues from or engages in, investments, dealings, activities, or transactions in or with, any Sanctioned Country in violation of Sanctions Laws; or (ii) directly or, to the knowledge of any of the Just Energy Entities, indirectly, derives revenues from or engages in investments, dealings, activities, or transactions with, any Sanctioned Person in violation of Sanctions Laws. 4.12 Anti-Money Laundering Laws; Anti-Corruption Laws (a) The operations of the Just Energy Entities are and have been at all times conducted in compliancewith, in all respects, (i) the U.S. Currency and Foreign Transactions Reporting Act of 1970, thePCMLTFA (as defined below), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956- 1957), the PATRIOT Act (as defined below), the Bank Secrecy Act (31 U.S.C. §§5311-5332), an d any other applicable laws related to money laundering or terrorism financing (“Anti-Mone y Laundering Laws”), (ii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and therules and regulations thereunder, and any other applicable laws or regulations concerning or relatingto briber y or corruption (“Anti-Corruption Laws”) and (iii) Sanctions Laws. 28

(b) No action, suit, investigation or legal proceeding by or before any Governmental Authority or any arbitrator involving the Just Energy Entities or any officer, director, employee or agent thereof, or any informal or formal investigation by any Just Energy Entity or its legal or other representatives involving the foregoing, with respect to Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions Laws is pending, or to the knowledge of any of the Just Energy Entities, threatened.

(c) Each Just Energy Entity has instituted and maintains policies and procedures designed to ensure compliance by each Just Energy Entity and its directors, officers, employees, and agents with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions Laws.

4.13 Investment Canada Act

Neither the Company nor any of the Just Energy Entities carries on a "cultural business" within the meaning of the Investment Canada Act.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Purchaser represents and warrants, severally and not jointly, and only as to itself, to the Company as follows, and acknowledges that the Company is relying upon the following representations and warranties in connection with the sale of the Purchased Interests:

5.1 Due Authorization and Enforceability of Obligations

This Agreement has been duly authorized, executed and delivered by each Purchaser, and, assuming the due authorization, execution and delivery by it, this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

5.2 Existence and Good Standing

Each Purchaser is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated by this Agreement.

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5.3 Sophisticated Party Each Purchaser (i) is a sophisticated party with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, (ii) has conducted its own analysis and made its own decision to enter into this Agreement and has obtained such independent advice in this regard as it deemed appropriate, and (iii) has not relied on such analysis or decision of any Person other than its own independent advisors. 5.4 Absence of Conflicts The execution and delivery of this Agreement by the each and the completion by each Purchaser of its obligations hereunder and the consummation of the transactions contemplated herein do not and will not violate or conflict with any Applicable Law, or any of its properties or assets, (subject to the receipt of any Transaction Regulatory Approvals) and will not result (with due notice or the passage of time or both) in a violation, conflict or breach of, or constitute a default under, or require any consent to be obtained under its certificate of incorporation, articles, by-laws or other constituent documents. 5.5 Approvals and Consents The execution and delivery of this Agreement by each Purchaser, the completion by each Purchaser of its obligations hereunder and the consummation by each Purchaser of the transactions contemplated herein, do not and will not require any consent or approval or other action, with or by, any Governmental Authority, other than as contemplated by any Order and the Transaction Regulatory Approvals. 5.6 No Actions There is not, as of the date hereof, pending or, to each Purchaser’s knowledge, threatened against it or any of its properties, nor has any Purchaser received notice in respect of, any claim, potential claim, litigation, action, suit, arbitration, investigation or other proceeding before any Governmental Authority or legislative body that, would prevent it from executing and delivering this Agreement, performing its obligations hereunder and consummating the transactions and agreements contemplated by this Agreement. 5.7 Accredited Investor Each Purchaser is an “accredited investor”, as such term is defined in NI 45-106 and in Rule 501 of Regulation D under the United States Securities Act of 1933 (the “Securities Act”) and it was not created or used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in NI 45-106 and acknowledges that the Purchased Interests will be subject to resale restrictions under applicable securities laws. The Purchased Interests are being acquired by each Purchaser for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Purchased Interests or any interest in them. Each Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Purchased Interests, and each Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Interests. Each Purchaser acknowledges that the Purchased Interests are not registered under the Securities Act, any state securities law, regulation or rule or any applicable foreign securities law, regulation or rule, and agrees that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state and foreign securities laws. 30

5.8 Financial Ability Each Purchaser has and will have at all relevant times, the financial ability and sufficient funds to perform all of its obligations under this Agreement, and the availability of such funds will not be subject to the consent, approval or authorization of any Person or the availability of any financing. 5.9 Credit Bid; Availability of Funds (a) CBHT Energy I LLC has executed, on or prior to the date hereof, the requisite instruction letters tofully authorize the Purchaser, and the Purchaser is duly authorized, to, among other things, delive r the Credit Bid Consideration in connection with the consummation of the Closin g hereunder. (b) The Purchaser has delivered to the Company complete and accurate copies of executed limitedguarantees dated as of the date of this Agreement (each, a “Guarantee” and collectively, the “Guarantees”) from certain Affiliates of the Purchaser (the “Equity Financing Sources”) pursuan t to which the Equity Financing Sources have guaranteed, for the benefit of the Company, subjec t only to the terms and conditions therein, the Cash Purchase Price (the “Equity Financing”) amongst other g uarantees set out therein. (c) Each Guarantee, in the form so delivered to the Company, is in full force and effect and is a legal,valid and binding obligation of the Purchaser and the respective Equity Financing Sources,enforceable against the parties thereto in accordance with its terms, and the Purchaser knows of nofact or circumstance that would cause the Equity Financing to be unavailable on a timely basis in order to consummate the Closing on the terms and subject to the conditions therein. There are noother agreements, side letters or arrangements to which the Purchaser is a party relating to anyGuarantee that could reasonably be expected to prevent, impair or materially delay theconsummation of the Equity Financing. As of this date of this Agreement, none of the Guaranteeshas been amended or modified (and no such amendment or modification is contemplated), and therespective commitments set forth in the Guarantees have not been withdrawn or rescinded in anyrespect (and no such withdrawal or rescission is contemplated). 5.10 No Sanctions No Purchaser nor any of its subsidiaries nor any of their respective directors or officers or, to its knowledge, employees acting on behalf of it or any of its subsidiaries, (i) is a Person identified in any sanctions-related list of designated Persons maintained by the Government of Canada, or (ii) is greater than 50% owned or controlled by any Person described under clause (i) to the extent the owned or controlled Person is itself subject to the restrictions or prohibitions as the Person described in clause (i). 31

5.11 Purchase Price Funds To the Purchaser’s knowledge, the funds representing the Cash Purchase Price for the Purchased Interests and the aggregate amounts which will be paid by it to the Company hereunder: (i) do not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”), and (ii) have not been and will not be derived directly or indirectly from or related to any activity that is deemed criminal under the laws of Canada, the U.S., or any other jurisdiction, in each case, with respect to each of clause (i) and (ii), in violation thereof. The Purchaser acknowledges and agrees that the Just Energy Entities may be required by Law to provide disclosure pursuant to the PCMLTFA. The funds representing payment of the amounts to be advanced by the Purchaser hereunder will not represent proceeds of crime for the purposes of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “PATRIOT Act”) in violation of the PATRIOT Act, and the Purchaser acknowledges that the Just Energy Entities may in the future be required by law to disclose the Purchaser’s name and other information relating to this Agreement and the amounts payable by the Purchaser to the Just Energy Entities hereunder, on a confidential basis, pursuant to the PATRIOT Act. No portion of the funds representing payment of the amounts to be advanced by the Purchaser hereunder (A) has been or will be, to its knowledge, derived from or related to any activity that is deemed criminal under the laws of the U.S., or any other jurisdiction, or (B) is being tendered on behalf of a Person or entity who has not been identified to or by the Purchaser, and the Purchaser shall promptly notify the Just Energy Entities if the Purchaser discovers that any of such representations ceases to be true and provide the Just Energy Entities with appropriate information which is reasonably available in connection therewith. 5.12 Investment Canada Act Each Purchaser is a “trade agreement investor” within the meaning of the Investment Canada Act. ARTICLE 6 CONDITIONS 6.1 Conditions for the Benefit of the Purchaser and the Company The respective obligations of each Purchaser and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of, or compliance with, at or prior to the Closing Time, each of the following conditions: (a) N o Law – no provision of any Applicable Law and no judgment, injunction or Order preventing o r otherwise frustrating the consummation of the purchase of the Purchased Interests or any of theother transactions pursuant to this Agreement, including, for the avoidance of doubt, a cease trade or similar order issued by a Governmental Authority in respect of any Just Energy Entity, shall bein effect; 32

(b) *Final Orders* – each of the SISP Order and the Vesting Order shall have been issued and entered and shall be Final Orders;

(c) *Final U.S. Orders* – the Claims Procedure Recognition Order (as defined in the Support Agreement), SISP Recognition Order and Vesting Recognition Order shall have been issued and entered by the U.S. Bankruptcy Court and shall be Final Orders;

(d) *Support Agreement* – the Support Agreement shall not have been terminated by any party thereto;

(e) *Transaction Regulatory Approvals* – the Just Energy Entities and the Purchaser shall have received all required Transaction Regulatory Approvals and provided the Energy Regulator Notices set forth on Schedule 6.1(e), and all required Transaction Regulatory Approvals shall be in full force and effect, except for Transaction Regulatory Approvals that need not be in full force and effect prior to Closing; and

(f) *New Credit Agreement; New Intercreditor Agreement* – each of the New Credit Agreement and the New Intercreditor Agreement shall have been entered into by and among the parties thereto.

The Parties acknowledge that the foregoing conditions are for the mutual benefit of the Company and each Purchaser. Any condition in this Section 6.1 may be waived by the Company and by any Purchaser, in whole or in part, without prejudice to any of their respective rights of termination in the event of non-fulfillment of any other condition in whole or in part. Any such waiver will be binding on the Company or the Purchaser, as applicable, only if made in writing.

6.2 Conditions for the Benefit of the Purchaser

The obligation of any Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, or waiver by any Purchaser of, at or prior to the Closing Time, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of each Purchaser):

(a) *Performance of Covenants* – the covenants contained in this Agreement to be performed or complied with by the Company at or prior to the Closing Time shall have been performed or complied with in all material respects as at the Closing Time;

(b) *Truth of Representations and Warranties* – (i) the Fundamental Representations and Warranties of the Company shall be true and correct in all respects as of the Closing Date, as if made at and as of such date and (ii) all other representations and warranties of the Company contained in Article 4 shall be true and correct in all respects as of the Closing Date, as if made at and as of such date (except for representations and warranties made as of specified date, the accuracy of which shall be determined as of such specified date) except where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect (and, for this purpose, any reference to "material", "Material Adverse Effect" or other concepts of materiality in such representation and warranties shall be ignored);

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(c) *Officer's Certificates* – the Purchaser shall have received a certificate confirming the satisfaction of the conditions contained in Sections 6.2(a) (*Performance of Covenants*) and 6.2(b) (*Truth of Representations and Warranties*), signed for and on behalf of the Company without personal liability by an executive officer of Just Energy or other Persons acceptable to the Purchaser, in each case in form and substance reasonably satisfactory to the Purchaser;

(d) *No Material Adverse Effect* – since the date hereof, no change effect, event, occurrence, state of facts or development shall have occurred that resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

(e) *Company's Deliverables* – the Company shall have delivered to the Purchaser all of the deliverables contained in Section 10.2 in form and substance reasonably satisfactory to the Purchaser;

(f) *Vesting Order Approval* – the Vesting Order shall have been granted by October 15, 2022;

(g) *Implementation Steps* – the Just Energy Entities shall have completed the Implementation Steps that are required to be completed prior to Closing, in form and substance reasonably acceptable to the Purchaser, acting reasonably;

(h) *Cash on Hand* – the aggregate amount of cash held by the Just Energy Entities immediately after giving effect to the payment of all amounts provided for in this Agreement and in the Vesting Order shall be equal to or greater than $C0;

(i) *Continuing Contracts* – Shell Energy North America (Canada) Inc., Shell Energy North America (US), L.P., and Shell Trading Risk Management, LLC (collectively, "**Shell**") shall have confirmed in writing, to the Company and each Purchaser that (i) it will not exercise any termination rights under its Continuing Contracts solely as a result of the transactions contemplated hereby, and (ii) all existing and any potential future trades will be transacted in accordance with the Continuing Contracts (as may be amended, restated, supplemented and/or replaced by the Just Energy Entities and Shell from time to time following the Closing Date) or new arrangements, in each case, in accordance with the terms thereof and subject to the terms of the New Intercreditor Agreement;

(j) *Termination of Securities Reporting Obligations* – As of the Closing and upon the consummation of the transactions contemplated in the Support Agreement, none of the Just Energy Entities shall be a reporting issuer (or equivalent thereof) under any U.S. securities laws or Canadian securities laws; and

(k) *Sufficient Funds* – As of immediately prior to the Closing, the Cash Purchase Price, plus the aggregate amount of cash held by the Just Energy Entities, plus the Credit Facility Remaining Debt, shall be sufficient to pay all amounts to be paid by the Just Energy Entities pursuant to this Agreement and the Vesting Order.

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6.3 Conditions for the Benefit of the Company

The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, or waiver where applicable by the Company of, at or prior to the Closing Time, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Company):

(a) *Truth of Representations and Warranties* – the representations and warranties of each Purchaser contained in Article 5 will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (except for representations and warranties made as of specified date, the accuracy of which shall be determined as of such specified date) except where the failure to be so true and correct would not reasonably be expected to have a material and adverse effect on each Purchaser's ability to consummate the transactions contemplated by this Agreement;

(b) *Performance of Covenants* – the covenants contained in this Agreement to be performed by the Purchaser at or prior to the Closing Time shall have been performed in all material respects as at the Closing Time;

(c) *Officer's Certificate* – the Company shall have received a certificate confirming the satisfaction of the conditions contained in Sections 6.3(a) and 6.3(b) signed for and on behalf of each Purchaser without personal liability by an executive officer of each Purchaser or other Persons acceptable to the Company, acting in a commercially reasonable manner, in each case, in form and substance satisfactory to the Company, acting in a commercially reasonable manner;

(d) *Purchaser Deliverables* – each Purchaser shall have delivered to the Company all of the deliverables contained in Section 10.3 in form and substance satisfactory to the Company, acting in a commercially reasonable manner;

(e) *Management Incentive Plan* – the management incentive plan shall have been executed on terms consistent in all respects with the terms set forth in the MIP Term Sheet, attached as Exhibit 5 of the Stalking Horse Term Sheet (as such term is defined in the Support Agreement); and

(f) *Employment Agreements* – the Employment Agreements shall not have been disclaimed and shall be in place on and as of the Closing Date.

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ARTICLE 7
ADDITIONAL AGREEMENTS OF THE PARTIES

7.1 Access to Information

(a) Until the Closing Time, the Company shall give to the Purchaser's personnel engaged in the transactions contemplated by this Agreement and their accountants, legal advisers, consultants, financial advisors and representatives during normal business hours reasonable access to its premises and to all of the books and records relating to the Business, the Just Energy Entities, the Assumed Liabilities and the employees, and shall furnish them with all such information relating to the Business, the Just Energy Entities, the Assumed Liabilities and the employees as the Purchaser may reasonably request in connection with the transactions contemplated by this Agreement; provided that such access shall be conducted at the Purchaser's expense, in accordance with Applicable Law and under supervision of the Company's personnel and in such a manner as to maintain confidentiality, and the Company will not be required to provide access to or copies of any such books and records if (a) the provision thereof would cause the Company to be in contravention of any Applicable Law or (b) making such information available would (1) result in the loss of any lawyer- client or other legal privilege, or (2) cause the Company to be found in contravention of any Applicable Law, or contravene any fiduciary duty or agreement (including any confidentiality agreement to which the Company or any of its Affiliates are a party). Such access shall include access for such environmental investigations deemed appropriate by the Purchaser, acting reasonably, provided that any intrusive environmental investigation shall be subject to the prior approval of the Company, acting reasonably. Notwithstanding anything in this Section 7.1 to the contrary, any such investigation shall be conducted upon reasonable advance notice and in such manner as does not materially disrupt the conduct of the Business or the possible sale thereof to any other Person. The Company shall use commercially reasonable efforts to also deliver to the Purchaser authorizations to Governmental Authorities necessary to permit the Purchaser to obtain information in respect of the Just Energy Entities from the files of such Governmental Authorities.

(b) Following the Closing, the Just Energy Entities shall make all books and records of the Just Energy Entities reasonably available to the Monitor and any trustee in bankruptcy of any of the Just Energy Entities upon at least five (5) Business Days prior notice, for a period of seven (7) years after Closing, and shall, at such party's expense, permit any of the foregoing Persons to take copies thereof as they may determine to be necessary or useful to accomplish their respective roles; provided that the Purchaser shall not be obligated to make such books and records available to the extent that doing so would (a) violate Applicable Law, (b) jeopardize the protection of a solicitor-client privilege, or (c) unreasonably interfere with the ongoing business and operations of the Just Energy Entities and their Affiliates, as determined by the Just Energy Entities, acting reasonably.

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7.2 Approvals and Consents

(a) With regard to the Competition Act Approval and/or Investment Canada Act Approval:

(i) if Competition Act Approval is required, the Parties shall, as soon as reasonably practicable, and in no event more than ten (10) Business Days after the date hereof, submit a request to the Commissioner for an Advance Ruling Certificate or, in the alternative, a No Action Letter in respect of the transaction contemplated by this Agreement;

(ii) if Competition Act Approval is required, the Parties shall submit, at the Parties' joint election and within ten (10) Business Days of such mutually agreed election, notification filings in accordance with Part IX of the Competition Act in respect of the transactions contemplated by this Agreement; and

(iii) if the Purchaser, acting reasonably, determines that Investment Canada Act Approval should be obtained, the Purchaser shall, as soon as reasonably practicable and in no event more than ten (10) Business Days after the date hereof, submit the notification for the Investment Canada Act Approval.

(b) The Company shall be responsible for the payment of any filing fees required to be paid in connection with any filing made in respect of the Competition Act Approval and the Antitrust Approvals, as applicable.

(c) The Parties shall use commercially reasonable efforts to apply for an obtain any Transaction Regulatory Approvals and to file any Energy Regulator Notices as soon as reasonably practicable and no later than the time limits imposed by Applicable Laws, in accordance with Section 7.2(d), in each case at the sole cost and expense of the Company.

(d) The Parties shall use commercially reasonable efforts to apply for and obtain the Transaction Regulatory Approvals and to file the Energy Regulator Notices and shall co-operate with one another in connection with obtaining such approvals. Without limiting the generality of the foregoing, the Parties shall: (i) give each other reasonable advance notice of all meetings or other oral communications with any Governmental Authority relating to the Transaction Regulatory Approvals or Energy Regulator Notices, as applicable, and provide as soon as practicable but in any case, if any, within the required time, any additional submissions, information and/or documents requested by any Governmental Authority necessary, proper or advisable to obtain the Transaction Regulatory Approvals; (ii) not participate independently in any such meeting or other oral communication without first giving the other Party (or their outside counsel) an opportunity to attend and participate in such meeting or other oral communication, unless otherwise required or requested by such Governmental Authority; (iii) if any Governmental Authority initiates an oral communication regarding the Transaction Regulatory Approvals or Energy Regulator Notices, promptly notify the other Party of the substance of such communication; (iv) subject to Applicable Laws relating to the exchange of information, provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any filings, notifications, submissions, analyses, presentations, memoranda, briefs, arguments, opinions and proposals) made or submitted by or on behalf of a Party with a Governmental Authority regarding the Transaction Regulatory Approvals or Energy Regulator Notices as applicable; and (v) promptly provide each other with copies of all written communications to or from any Governmental Authority relating to the Transaction Regulatory Approvals and Energy Regulator Notices as applicable.

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(e) Each of the Parties may, as advisable and necessary, reasonably designate any competitively or commercially sensitive material provided to the other under this Section 7.2 as "Outside Counsel Only Material", provided that the disclosing Party also provides a redacted version to the receiving Party. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and, subject to any additional agreements between the Parties, will not be disclosed by such outside legal counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.

(f) The obligations of either Party to use its commercially reasonable efforts to obtain the Transaction Regulatory Approvals does not require either Party (or any Affiliate thereof) to undertake any divestiture of any business or business segment of such Party, to agree to any material operating restrictions related thereto or to incur any material expenditure(s) related therewith, unless agreed to by the Parties. In connection with obtaining the Transaction Regulatory Approvals, no Just Energy Entity shall agree to any of the foregoing items without the prior written consent of the Purchaser.

7.3 Covenants Relating to this Agreement

(a) Each of the Parties shall perform all obligations required to be performed by the applicable Party under this Agreement, co-operate with the other Parties in connection therewith and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, from the date hereof until the Closing Date, each Party shall and, where appropriate, shall cause each of its Affiliates to:

(i) negotiate in good faith and use its commercially reasonable efforts to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions precedent to the obligations of such Party hereunder (including, where applicable, negotiating in good faith with the applicable Governmental Authorities and/or third Persons in connection therewith), and to cause the fulfillment at the earliest practicable date of all of the conditions precedent to the other Party's obligations to consummate the transactions contemplated hereby; and

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(ii) not take any action, or refrain from taking any action, or permit any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the transactions contemplated by this Agreement.

(b) From the date hereof until the Closing Date, the Purchaser hereby agrees, and hereby agrees to cause its representatives to, keep the Company informed on a reasonably current basis, and no less frequently than on a weekly basis through teleconference or other meeting, and as reasonably requested by the Company or the Monitor, as to the Purchaser's progress in terms of the satisfaction of the conditions precedent contained herein.

(c) From the date hereof until the Closing Date, the Company hereby agrees, and hereby agrees to cause its representatives to, keep the Purchaser informed on a reasonably current basis, and no less frequently than on a weekly basis through teleconference or other meeting, and as reasonably requested by the Purchaser or the Monitor, as to the Company's progress in terms of the satisfaction of the conditions precedent contained herein.

(d) The Company and the Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings, and to take such other actions to consummate or implement as soon as reasonably practicable, the transactions contemplated by this Agreement.

(e) From the date hereof until the Closing Date, the Company hereby agrees, and hereby agrees to cause its representatives to, promptly notify the Purchaser of (i) any event, condition, or development that has resulted in the inaccuracy in a material respect or material breach of any representation or warranty, covenant or agreement contained in this Agreement, or (ii) any Material Adverse Effect occurring from and after the date hereof prior to the Closing Date.

(f) The Company and Purchaser agree to use commercial reasonable efforts to timely prepare and file all documentation and pursue all steps reasonably necessary to obtain any material third-party consents and approvals as may be required in connection with the transaction contemplated by this Agreement.

7.4 Tax Matters

(a) The Purchaser and the Company agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Interests and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution of any suit or other proceedings relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters. The Purchaser and the Company also agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Just Energy Entities, the Purchased Interests and the Assumed Liabilities as is reasonably necessary for the Purchaser to acquire them in a tax efficient manner for both the Company and the Just Energy Entities.

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(b) The Purchaser and the Company shall each be responsible for the preparation of their own statements required to be filed under the Tax Act, the ETA and the Code and other similar forms and returns in accordance with Applicable Law.

(c) For all purposes under this Agreement for which it is necessary to apportion taxes in a taxable period which includes (but does not end on) the Closing Date or Filing Date, as applicable (a "**Straddle Period**"), all real property Taxes, personal property Taxes and similar ad valorem obligations for shall be apportioned between the taxable period up to and including the Closing Date or Filing Date, as applicable (such portion of such Straddle Period, the "**Pre-Closing Straddle Tax Period**") and the taxable period after the Closing Date or Filing Date, as applicable (such portion of such Straddle Period, the "**Post-Closing Straddle Tax Period**"), on a per diem basis. Except as otherwise provided herein, with respect to the Purchased Interests, the Company shall be liable for the proportionate amount of such real property Taxes, personal property Taxes and similar *ad valorem* obligations that are attributable to the Pre-Closing Straddle Tax Period, and the Purchaser shall be liable for the proportionate amount of such real property Taxes, personal property Taxes and similar ad valorem obligations that are attributable to the Post-Closing Straddle Tax Period. For all purposes under this Agreement, in the case of any Tax based upon or related to income, receipts, sales, use, payroll, or withholding, in respect of any Straddle Period, the portion of such Tax allocable to the Pre-Closing Straddle Tax Period shall be deemed to be the amount that would be payable if the relevant Straddle Period ended on and included the Closing Date or Filing Date, as applicable. To the extent such closing of the books method is not incorporated under the law of a jurisdiction for particular types of entities, allocations of income among the periods shall be made to replicate the closing of the books method to the maximum extent possible.

(d) The Purchaser shall be responsible for and shall pay, or cause to be paid, any Transfer Tax in respect of the purchase and sale of the Purchased Interests under this Agreement (including for greater certainty, any Transfer Tax related with the importation, or change of importation classification, of the Purchased Interests) and such Transfer Tax shall be remitted to the appropriate Governmental Authority as provided for under Applicable Law (except any Transfer Tax which, under Applicable Law, is collectible by the Company or applicable Just Energy Entity, in which case such Transfer Tax shall be collected by the Company or Just Energy Entity, as the case may be, and remitted by the Company or Just Energy Entity to the appropriate Governmental Authority as provided for under the Applicable Law but, for the avoidance of doubt, the Purchaser shall remain economically responsible for and shall pay to or reimburse, or cause to be paid or reimbursed, as the case may be, the Company or the applicable Just Energy Entity for any such Transfer Tax). The Company and the Purchaser shall reasonably cooperate to mitigate and/or eliminate the amount of Transfer Taxes resulting from the transactions contemplated herein (provided, for the avoidance of doubt, this shall not require the parties to structure the transactions in a manner eligible for the benefits of Section 1146(a) of the United States Bankruptcy Code). The Purchaser shall be responsible for preparing and filing all necessary Tax Returns or other documents with respect to such Transfer Taxes (other than any GST/HST returns required to be filed by any Just Energy Entity set forth on Schedule 2.2(f)); provided, however, that in the event any such Tax Return requires execution by any Just Energy Entity, the Purchaser shall deliver it to such Just Energy Entity not less than ten (10) Business Days before the due date thereof, and the Company shall reasonably promptly execute such Tax Return and return it to the Purchaser.

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7.5 Employee Matters

Unless otherwise expressly provided for by the management incentive plan, or agreed to in writing by and among any of the Just Energy Entities, the Purchaser, and the applicable employee (or employees) affected by any change or modification, each of the Employment Agreements will not be disclaimed and will remain in place as of, and as a condition to the occurrence of, the Closing pursuant to Section 6.3(f).

7.6 Administrative Expense Amount

(a) On the Closing Date, the Just Energy Entities shall pay to the Monitor the Administrative Expense Amount, which the Monitor shall hold in trust for the benefit of Persons entitled to be paid the Administrative Expense Costs.

(b) From time to time after the Closing Date, the Monitor may pay from the Administrative Expense Amount the Administrative Expense Costs at its sole discretion and without further authorization from the Company or Purchaser. Any unused portion of the Administrative Expense Amount after payment or reservation for all Administrative Expense Costs, as determined by the Monitor, shall be transferred by the Monitor to the Company.

(c) Notwithstanding the foregoing or anything else contained herein or elsewhere, each of the Company and the Purchaser acknowledges and agrees that: (i) the Monitor's obligations hereunder are and shall remain limited to those specifically set out in this Section 7.6; and (ii) FTI Consulting Canada Inc. is acting solely in its capacity as the CCAA Court-appointed Monitor of the Applicants pursuant to the Initial CCAA Order and not in its personal or corporate capacity, and the Monitor has no liability in connection with this Agreement whatsoever, in its personal or corporate capacity or otherwise, save and except for and only to the extent of the Monitor's gross negligence or intentional fault.

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(d) The Parties acknowledge that the Monitor may rely upon the provisions of this Section 7.6 notwithstanding that the Monitor is not a party to this Agreement. The provisions of this Section 7.6 shall survive the termination or non-completion of the transactions contemplated by this Agreement.

7.7 Certain Payments or Instruments Received from Third Persons

(a) To the extent that, after the Closing Date: (a) the Purchaser or any of its Affiliates receives any payment or instrument that is for the account of the Company according to the terms of any Closing Document, the Purchaser shall, and shall cause its Affiliates to, promptly deliver such amount or instrument to the Company; or (b) any of the Just Energy Entities or any of their controlled Affiliates receives any payment or instrument that is for the account of the Purchaser according to the terms of any Closing Document or that relates to the Business, including any governmental assistance refunds received by any Just Energy Entity after the Closing Date, the Just Energy Entities shall promptly deliver such amount or instrument to the Purchaser.

(b) All amounts due and payable under this Section 7.7 shall be due and payable by the applicable Party in immediately available funds, by wire transfer to the account designated in writing by the relevant Party. Notwithstanding the foregoing, each Party hereby undertakes to use its commercially reasonable efforts to direct or forward all bills, invoices or like instruments to the appropriate Party.

7.8 Bulk Sales

The Vesting Order and the Vesting Recognition Order, as applicable, shall provide either that (i) the Just Energy Entities have complied with the requirements of any Applicable Law relating to bulk sales and transfer or (ii) compliance with the Applicable Law relating to bulk sales and transfers is not necessary or appropriate under the circumstances.

7.9 Release by the Purchaser

Except in connection with any obligations of the Company or the Monitor contained in this

Agreement and any Closing Documents, effective as of the Closing, each Purchaser hereby releases and forever discharges the Company, the Monitor and their respective Affiliates, and each of their respective successors and assigns, and all officers, directors, partners, members, shareholders, limited partners, employees, agents, financial and legal advisors of each of them, from any and all actual or potential Released Claims which such Person had, has or may have in the future to the extent relating to the Purchased Interests or the Assumed Liabilities, save and except for Released Claims arising out of fraud, bad faith or illegal acts (unless such Person believed in good faith that its conduct was legal).

At the Closing Time, the Purchaser shall cause the Just Energy Entities to release and forever discharge all officers, directors, partners, limited partners, employees, agents, financial and legal advisors of each of the Just Energy Entities and their respective successors and assigns from any and all actual or potential Causes of Action against such Persons, except for Causes of Action related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence (provided that in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their applicable duties and responsibilities), and such release to be in the form attached as Exhibit B to this Agreement.

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7.10 Release by the Company

Except in connection with any obligations of each Purchaser and the Monitor contained in this Agreement and any Closing Documents, effective as of the Closing, the Company hereby release and forever discharge each Purchaser, the Monitor and their respective Affiliates, and each of their respective successors and assigns, and all officers, directors, partners, members, shareholders, limited partners, employees, agents, financial and legal advisors of each of them, from any and all actual or potential Released Claims which such Person had, has or may have in the future to the extent relating to (i) the Purchased Interests, (ii) the Assumed Liabilities, (iii) the Excluded Assets or (iv) the Excluded Liabilities, save and except for Released Claims arising out of fraud, bad faith or illegal acts (unless such Person believed in good faith that its conduct was legal).

ARTICLE 8
INSOLVENCY PROVISIONS

8.1 Court Orders and Related Matters

(a) From and after the date of this Agreement and until the Closing Date, the Company shall deliver to the Purchaser drafts of any and all pleadings, motions, notices, statements, applications, schedules, reports, and other papers to be filed or submitted by any Just Energy Entity in connection with or related to this Agreement, including with respect to the SISP Order, the Vesting Order, the Vesting Recognition Order and the SISP Recognition Order, for the Purchaser's prior review at least three (3) days in advance of service and filing of such materials (or where circumstances make it impracticable to allow for three (3) days' review, with as much opportunity for review and comment as is practically possible in the circumstances). The Company acknowledges and agrees (i) that any such pleadings, motions, notices, statements, applications, schedules, reports, or other papers shall be in form and substance satisfactory to the Purchaser, acting reasonably, and (ii) to consult and cooperate with the Purchaser regarding any discovery, examinations and hearing in respect of any of the foregoing, including the submission of any evidence, including witnesses testimony, in connection with such hearing.

(b) Notice of the motions seeking the issuance of the Vesting Order, the Vesting Recognition Order, the SISP Order, and the SISP Recognition Order shall be served by the Company on all Persons required to receive notice under Applicable Law and the requirements of the CCAA, the CCAA Court, the U.S. Bankruptcy Code, the U.S. Bankruptcy Court and any other Person determined necessary by the Company or the Purchaser, acting reasonably.

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(c) Notwithstanding any other provision herein, it is expressly acknowledged and agreed that in the event that (i) the SISP Order has not been issued and entered by the CCAA Court by August 17, 2022 or such later date agreed to in writing by the Purchaser in its sole discretion; (ii) the SISP Recognition Order, if any, has not been issued and entered by the U.S. Bankruptcy Court within sixteen (16) Business Days of the SISP Order being entered by the CCAA Court or such later date agreed to in writing by the Purchaser in its sole discretion; (iii) the Vesting Order has not been issued and entered by the CCAA Court by October 15, 2022[1] or such later date agreed to in writing by the Purchaser in its sole discretion; (iv) or the Vesting Recognition Order has not been issued and entered by the U.S. Bankruptcy Court within fourteen (14) Business Days of the Vesting Order being entered by the CCAA Court or such later date agreed to in writing by the Purchaser in its sole discretion, the Purchaser may terminate this Agreement.

(d) If the Vesting Order, the Vesting Recognition Order as applicable, relating to this Agreement is appealed or a motion for leave to appeal, rehearing, reargument or reconsideration is filed with respect thereto, the Company agrees to take all action as may be commercially reasonable and appropriate to defend against such appeal, petition or motion.

(e) The Company acknowledges and agrees, that the Vesting Order, and the Vesting Recognition Order shall provide that, on the Closing Date and concurrently with the Closing, the Purchased Interests shall be transferred to the Purchaser free and clear of all Encumbrances, other than Permitted Encumbrances.

ARTICLE 9
TERMINATION

9.1 Termination

This Agreement may be terminated at any time prior to Closing as follows:

(a) by mutual written consent of the Company and the Purchaser;

(b) by the Purchaser or the Company, if this Agreement is not the Successful Bid (as determined pursuant to, the SISP);

(c) by the Purchaser or the Company, if Closing has not occurred on or before November 30, 2022 or such later date agreed to by both the Company and the Purchaser in writing in consultation with the Monitor (the "**Outside Date**"), provided that the terminating Party is not in breach of any representation, warranty, covenant or other agreement in this Agreement which would prevent the satisfaction of the conditions in Article 6 by the Outside Date; provided, further, to the extent the only condition to the Closing that remains outstanding is the receipt of Transaction Regulatory Approvals and the filing of Energy Regulator Notices pursuant to Section 6.1(e), the Outside Date shall be automatically extended for another sixty (60) days, and thereafter, the Purchaser shall have the right to further extend the Outside Date in its sole discretion on written notice to the Company.

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(d) by the Purchaser or the Company, if at any time after the date hereof any of the conditions in Article 6 is not capable of being satisfied by the applicable dates required in Article 6 of this Agreement or if not otherwise required, by the Outside Date;

(e) by the Purchaser, upon the appointment of a receiver, trustee in bankruptcy or similar official in respect of any Just Energy Entity or any of the property of any Just Energy Entity, other than with the prior written consent of the Purchaser;

(f) by the Purchaser, pursuant to Section 8.1(c);

(g) by the Purchaser or the Company, upon the termination, dismissal or conversion of the CCAA Proceedings or the U.S. Proceedings;

(h) by the Purchaser or the Company, upon denial of the SISP Order, the Vesting Order, the SISP Recognition Order or the Vesting Recognition Order (or if any such order is stayed, vacated or varied without the consent of the Purchaser);

(i) by the Purchaser or the Company, if a court of competent jurisdiction, including the CCAA Court or the U.S. Bankruptcy Court, or other Governmental Authority has issued an Order or taken any other action to restrain, enjoin or otherwise prohibit the consummation of Closing and such Order or action has become a Final Order;

(j) by the Company, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty which would prevent the satisfaction of the conditions set forth in Section 6.1 or Section 6.3, as applicable, by the Outside Date and such violation or breach has not been waived by the Company or cured within ten (10) Business Days after written notice thereof from the Company, unless the Company is in material breach of their obligations under this Agreement which would prevent the satisfaction of the conditions set forth in Section 6.1 or Section 6.2, as applicable, by the Outside Date;

(k) by the Purchaser, if there has been a material violation or breach by the Company of any covenant, representation or warranty which would prevent the satisfaction of the conditions set forth in Section 6.1 or Section 6.2, as applicable, by the Outside Date and such violation or breach has not been waived by the Company or cured within ten (10) Business Days after written notice thereof from the Purchaser, unless the Purchaser is in material breach of its obligations under this Agreement which would prevent the satisfaction of the conditions set forth in Section 6.1 or Section 6.3, as applicable, by the Outside Date; and

(l) by the Purchaser or the Company, if the Support Agreement is terminated pursuant to the terms thereof.

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The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give written notice of such termination to the other Party or Parties, as applicable, specifying in reasonable detail the basis for such Party's exercise of its termination rights.

9.2 Effect of Termination

In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and of no further force or effect without liability of any Party to any other Party to this Agreement except that (a) Article 1, this Section 9.2, Section 9.3, Section 11.1, Section 11.3, Section 11.5, Section 11.6, Section 11.7 and Section 11.8 shall survive and (b) no termination of this Agreement shall relieve any Party of any liability for any wilful breach by it of this Agreement, or impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement in accordance with Section 11.3.

9.3 Termination Fee

(a) Upon CCAA Court approval of an Alternative Restructuring Proposal that is not provided by the Purchaser or any of its Affiliates in accordance with the terms of the SISP Order, or upon the Company's termination of the Support Agreement pursuant to Section 10(b)(iv) thereof, a fee in cash equal to, in the aggregate, $14,660,000.00 (such amount, the "**Break-Up Fee**") shall be payable concurrently with the consummation of an Alternative Restructuring Proposal to the Purchaser, in the same allocation among such Purchaser as contained in Schedule 3.1(a)(i), by a Just Energy Entity organized in the United States (the identity of which shall be subject to the approval of the Purchaser (not to be unreasonably withheld, conditioned or delayed)).

(b) The Company shall obtain within the SISP Order a court-ordered charge in favor of the Purchaser in the full amount of the Break-Up Fee to secure the payment of the Break-Up Fee, which charge shall have the priority given to it pursuant to the SISP Order.

(c) For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Section 9.3, (x) under no circumstances shall the Company be obligated to pay the Break-Up Fee more than once and (y) in no event shall the Company (or any other Person) be required to pay all or any portion of the Break-Up Fee to the Purchaser if the Company has terminated this Agreement or the Support Agreement other than in connection with CCAA Court approval of an Alternative Restructuring Proposal in accordance with the terms of the SISP Order, or upon the Company's termination of the Support Agreement pursuant to Section 10(b)(iv) thereof.

(d) The Company acknowledges (i) that the Purchaser has made a substantial investment of management time and incurred substantial out-of-pocket expenses in connection with the negotiation and execution of this Agreement, its due diligence of the Business and the Just Energy Entities, and its effort to consummate the transactions contemplated hereby, and (ii) that the Parties' efforts have substantially benefited the Company and the bankruptcy estates of the Just Energy Entities through the submission of the offer that is reflected in this Agreement, that will serve as a minimum bid on which other potential interested bidders can rely, thus increasing the likelihood that the price at which the Just Energy Entities are sold will reflect their true worth. The Parties hereby acknowledge that the amounts payable pursuant to this Section 9.3 are commercially reasonable and necessary to induce the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby. For the avoidance of doubt, the covenants set forth in this Section 9.3 are continuing obligations and survive termination of this Agreement.

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ARTICLE 10
CLOSING

10.1 Location and Time of the Closing

The Closing shall take place at the Closing Time on the Closing Date at the offices of Cassels Brock & Blackwell LLP, Scotia Plaza, Suite 2100, 40 King St. W, Toronto, ON M5H 3C2, or at such other location as may be agreed upon by the Parties.

10.2 The Company's Deliveries at Closing

At Closing, the Company shall deliver to the Purchaser the following:

(a) a true copy of each of the Vesting Order, the SISP Order, the Vesting Recognition Order, the SISP Recognition Order, each of which shall be final;

(b) executed copy of the Monitor's Certificate;

(c) a certificate of a senior officer or director of the Company in form and substance reasonably satisfactory to the Purchaser: (a) certifying that the board of directors of the Company, has adopted resolutions (in a form attached to such certificate) authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein, as applicable, which resolutions are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (b) certifying as to the incumbency and signatures of the officers and directors of the Company;

(d) the certificates contemplated by Section 6.2(c);

(e) evidence of the filing of the Articles of Reorganization;

(f) an affidavit, signed under penalties of perjury, stating that the applicable company is not and has not been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code a United States real property holding corporation, dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser and as required under Treasury Regulation Section 1.897-2(h) so that the Purchaser is exempt from withholding any portion of the Purchase Price thereunder, together with proof reasonably satisfactory to the Purchaser that the Company or the applicable Just Energy Entity or Just Energy Entities have provided notice of such affidavit to the IRS in accordance with Treasury Regulation Section 1.897-2(h)(2); and

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(g) in the case of a partnership, the appropriate certificate under Treasury Regulation Section 1.1445-11T(d)(1) that the partnership interest is not a U.S. real property interest and the partnership is not described in Section 1.1445-11T(d)(1) of the Treasury Regulations, and that it is in compliance with Treasury Regulation Section 1.1446(f)-2(b)(4).

10.3 Purchaser's Deliveries at Closing

At Closing, the Purchaser shall deliver to the Company:

(a) the payment contemplated by Section 3.1;

(b) a certificate of an authorized signatory of each Purchaser's manager (in such capacity and without personal liability), in form and substance reasonably satisfactory to the Company: (a) certifying that the manager has adopted resolutions (in a form attached to such certificate) authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein, as applicable, which resolutions are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (b) certifying as to the incumbency and signature of the authorized signatory of Purchaser executing this Agreement and the other transaction documents contemplated herein, as applicable;

(c) the certificate contemplated by Section 6.3(c);

(d) the release contemplated by Section 7.9; and

(e) all other documents required to be delivered by the Purchaser on or prior to the Closing Date pursuant to this Agreement or Applicable Law or as reasonably requested by the Company in good faith.

10.4 Monitor

When the conditions to Closing set out in Article 6 have been satisfied and/or waived by the Company or the Purchaser, as applicable, the Company and the Purchaser, or their respective counsel, shall each deliver to the Monitor written confirmation that all conditions to Closing have been satisfied or waived. Upon receipt of such written confirmation, the Monitor shall: (i) issue forthwith its Monitor's Certificate in accordance with the Vesting Order; and (ii) file as soon as practicable a copy of the Monitor's Certificate with the CCAA Court (and shall provide a true copy of such filed certificate to the Company and the Purchaser). The Parties hereby acknowledge and agree that the Monitor will be entitled to file the Monitor's Certificate with the CCAA Court without independent investigation upon receiving written confirmation from the Company and the Purchaser that all conditions to Closing have been satisfied or waived, and the Monitor will have no liability to the Company or the Purchaser or any other Person as a result of filing the Monitor's Certificate.

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10.5 Simultaneous Transactions All actions taken and transactions consummated at the Closing shall be deemed to have occurred in the manner and sequence set forth in the Implementation Steps and the Vesting Order (subject to the terms of any escrow agreement or arrangement among the Parties relating to the Closing), and no such transaction shall be considered consummated unless all are consummated. 10.6 Further Assurances As reasonably required by a Party in order to effectuate the transactions contemplated by this Agreement, the Purchaser and the Company shall execute and deliver at (and after) the Closing such other documents, and shall take such other actions, as are necessary or appropriate, to implement and make effective the transactions contemplated by this Agreement. ARTICLE 11 GENERAL MATTERS 11.1 Confidentiality After the Closing Time, the Company shall maintain the confidentiality of all confidential information relating to the Business and the Just Energy Entities (but does not include information that is or becomes generally available to the public other than as a result of disclosure by the Purchaser or its representatives in breach of this Agreement or that is received by the Purchaser from an independent third party that, to the knowledge of the Purchaser, obtained it lawfully and was under no duty of confidentiality (except to the extent that applicable privacy laws do not exclude such information from the definition of personal information) or that is independently developed by the Purchaser or its representatives without reference to any Confidential Information), including the Confidential Information, except any disclosure of such information and records as may be required by Applicable Law. If the Company or any Just Energy Entity, or any of its or their respective representatives, becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar judicial or administrative process, to disclose any such information, such party shall, or shall cause the Company or its representative to, provide the Purchaser with reasonably prompt prior oral or written notice of such requirement (including any report, statement, testimony or other submission to such Governmental Authority) to the extent legally permissible and reasonably practicable, and cooperate with the Purchaser, at the Purchaser’s expense, to obtain a protective order or similar remedy to cause such information not to be disclosed; provided that in the event that such protective order or other similar remedy is not obtained, the Company shall, or shall cause the applicable Just Energy Entity or representative to, furnish only that portion of such information that has been legally compelled, and shall, or shall cause such Affiliate or representative to, exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information. The Company shall instruct each Just Energy Entity and representatives having access to such information of such obligation of confidentiality and shall be responsible for any breach of the terms of this Section 11.1 by any of the Just Energy Entities or representatives. 49

11.2 Public Notices

No press release or other announcement concerning the transactions contemplated by this Agreement shall be made by the Company or the Purchaser without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that subject to the last sentence of this Section 11.2, any Party may, without such consent, make such disclosure if the same is required by Applicable Law (including the CCAA Proceedings and the U.S. Proceedings) or by any stock exchange on which any of the securities of such Party or any of its Affiliates are listed, or by any insolvency or other court or securities commission, or other similar Governmental Authority having jurisdiction over such Party or any of its Affiliates, and, if such disclosure is required, the Party making such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party to the extent legally permissible and reasonably practicable, and if such prior notice is not legally permissible or reasonably practicable, to give such notice reasonably promptly following the making of such disclosure. Notwithstanding the foregoing: (i) this Agreement may be filed by the Company (A) with the CCAA Court and the U.S. Bankruptcy Court; and (B) on its profile on www.sedar.com and on the U.S. Securities and Exchange Commission's website at www.sec.gov; and (ii) the transactions contemplated in this Agreement may be disclosed by the Company to the CCAA Court and the U.S. Bankruptcy Court, subject to redacting confidential or sensitive information as permitted by Applicable Law. The Parties further agree that:

(a) the Monitor may prepare and file reports and other documents with the CCAA Court and the U.S. Bankruptcy Court containing references to the transactions contemplated by this Agreement and the terms of such transactions; and

(b) the Company, the Purchaser and their respective professional advisors may prepare and file such reports and other documents with the CCAA Court and the U.S. Bankruptcy Court containing references to the transactions contemplated by this Agreement and the terms of such transactions as may reasonably be necessary to complete the transactions contemplated by this Agreement or to comply with their obligations in connection therewith.

The Purchaser shall be afforded an opportunity to review and comment on such materials prior to their filing. The Parties may issue a joint press release announcing the execution and delivery of this Agreement, in form and substance mutually agreed to them.

11.3 Injunctive Relief

(a) The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek specific performance, injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance, injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

50

(b) Each Party hereby agrees not to raise any objections to the availability of the equitable remedies p rovided for herein and the Parties further agree that by seeking the remedies provided for in thisSection 11.3, a Party shall not in any respect waive its right to seek any other form of relief that may b e available to a Part y under this A g reement. (c) N otwithstanding anything herein to the contrary herein, under no circumstances shall a Party bepermitted or entitled to receive both monetary damages and specific performance and election to p ursue one shall be deemed to be an irrevocable waiver of the other. 11.4 Survival None of the representations, warranties, covenants (except the covenants in Article 2, Article 3, Article 11 and Sections 7.1(b), 7.4, 7.7, 7.9 and 7.10, to the extent they are to be performed after the Closing) of any of the Parties set forth in this Agreement, in any Closing Document to be executed and delivered by any of the Parties (except any covenants included in such Closing Documents, which, by their terms, survive Closing) or in any other agreement, document or certificate delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby shall survive the Closing. 11.5 Non-Recourse No past, present or future director, officer, employee, incorporator, member, partner, securityholder, Affiliate, agent, lawyer or representative of the respective Parties, in such capacity, shall have any liability for any obligations or liabilities of the Purchaser or the Company, as applicable, under this Agreement, or for any Causes of Action based on, in respect of or by reason of the transactions contemplated hereby. 11.6 Assignment; Binding Effect No Party may assign its right or benefits under this Agreement without the consent of each of the other Parties, except that without such consent the Purchaser may, upon prior notice to the Company: (a) assign this Agreement, or any or all of its rights and obligations hereunder, to one or more of its Affiliates; or (b) direct that title to all or some of the Purchased Interests be transferred to, and the corresponding Assumed Liabilities be assumed by, one or more of its Affiliates; provided that no such assignment or direction shall relieve the Purchaser of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third Person beneficiary rights in any Person not a Party to this Agreement. 51

11.7 Notices

Any notice, request, demand or other communication required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery; (b) the date of transmission by email, with confirmed transmission and receipt (if sent during normal business hours of the recipient, if not, then on the next Business Day); (c) two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express; or (d) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by email will be sent with postage and other charges prepaid and properly addressed to the Party to be notified at the address set forth for such Party:

(a) If to the Purchaser at:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036-6745

Attention: David Botter
Sarah Link Schultz
Zachary Wittenberg

Email: **[Redacted]**
[Redacted]
[Redacted]

and to:

Cassels Brock & Blackwell LLP
Scotia Plaza, Suite 2100
40 King St. W
Toronto, ON M5H 3C2

Attention Ryan Jacobs
Jane Dietrich
Joseph Bellissimo

Email: **[Redacted]**
[Redacted]
[Redacted]

52

(b) If to the Compan y at: Just Ener gy Group Inc. 100 Kin g Street West, Suite 2630 Toronto, Ontario M5X 1E1 Attention: Jonah Davids Email: [Redacted] and to: Osler, Hoskin & Harcourt LLP 100 Kin g Street West, Suite 6200 Toronto, Ontario M5X 1B8 Attention: Marc Wasserman Michael De Lellis Jerem y Dacks Dave Rosenbla t Email: [Redacted] [Redacted] [Redacted] [Redacted] and to: Kirkland & Ellis LLP 601 Lexin g ton Avenue N ew York, New York 10022 Attention: Brian Schartz N eil Herman All y son B. Smith Email: [Redacted] [Redacted] [Redacted] Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address. 11.8 Counterparts; Electronic Signatures This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument. Execution of this Agreement may be made by electronic signature which, for all purposes, shall be deemed to be an original signature. 11.9 Language The Parties have expressly required that this Agreement and all documents and notices relating hereto be drafted in English. [All signature pages on file with Just Energy] 53

Disclosure Letter [Disclosure Letter is on file with Just Energy]

Exhibit A Terms of the New Preferred Equity On the Closing Date, Just Energy (U.S.) Corp. (or its successor if converted into another entity prior to the Closing in accordance with the Implementation Steps) will issue a new class of preferred equity on the following terms and conditions and, to the extent applicable, subject to the terms and conditions set out in the New Credit Agreement: (a) Amount: The amount of the BP Commodity / ISO Services Claim as of the Closing Date, all converted into United States currenc y , as applicable (b) Maturit y : 1. Perpetual 2. Repa y ment in full upon a chan g e of control transaction 3. Ri g ht to force sale in y ear six (6) (c) Dividends: 12.50% accreting yield with dividends as and when declared by the board of directors for the firs t four (4) y ears, increasin g 1% annuall y thereafte r (d) Fees: Exit fee of 5.00% (e) ECF Sweep: The ECF Sweep is as permitted pursuant to the terms of the New Credit A g reement

Exhibit B Form of Release (see attached)

RELEASE AGREEMENT This Release Agreement (this “Release Agreement”) is made and entered into as of _____________, 2022 (the “Effective Date”) by each of the Releasing Parties (as defined herein) in favor of the Released Parties (as defined herein). WHEREAS, on _____________, 2022 (the “Closing Date”), pursuant to that certain Transaction Agreement, dated as of August 4, 2022 (together with all exhibits and schedules attached thereto, and as amended, supplemented, or otherwise modified from time to time, the “Transaction Agreement”),1 by and between Just Energy Group Inc. (“JEGI”) and the Purchaser, upon the consummation of the Closing, concurrently with the effectiveness of this Release Agreement and after the completion of the Implementation Steps, all of the Releasing Parties are now owned, directly or indirectly, by Just Energy (U.S.) Corp; and WHEREAS, the Releasing Parties desire to effectuate the release provision set forth in Article 7.9 of the Transaction Agreement, all as more fully set forth herein. NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Releasing Parties hereby agree as follows: 1. Defined Terms. (a) The terms defined in the recitals hereto shall have the meanings set forth therein. (b) The following terms have the following meanings: “Causes of Action” means any action, claim, cross-claim, third-party claim, damage, judgment, cause of action, controversy, demand, right, action, suit, obligation, liability, debt, account, defense, offset, power, privilege, license, lien, indemnity, interest, guaranty, or franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, in contract or in tort, at law or in equity, or pursuant to any other theory of law or otherwise, of the Just Energy Entities against any Person, in each case based in whole or in part on any act or omission, transaction, dealing, or other occurrence existing or taking place on or prior to the Closing Time. 1 Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the TransactionA g reement.

“Final Order” means with respect to any order or judgment of the CCAA Court or the U.S. Bankruptcy Court, or any other court of competent jurisdiction, with respect to the subject matter addressed in the CCAA Proceedings or the Chapter 15 Cases or the docket of any court of competent jurisdiction, that such order or judgement has not been vacated, set aside, reversed, stayed, modified, or amended, and as to which the applicable periods to appeal, or seek certiorari or move for a new trial, reargument, or rehearing, has expired and no appeal, leave to appeal, or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken or filed, or as to which any appeal has been taken or any petition for certiorari or leave to appeal that has been timely filed has been withdrawn or resolved in a manner acceptable to the Company and the Purchaser, each acting reasonably, by the highest court to which the order or judgment was appealed or from which leave to appeal or certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the United States Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order shall not cause such order to not be a Final Order. “Released Causes of Action” means the Causes of Action irrevocably and unconditionally waived, released, and discharged by the Releasing Parties pursuant to Section 2 of this Release Agreement. “Released Parties” means, collectively, (a) all current and former officers, directors, partners, limited partners, employees, agents, financial and legal advisors of each of the Releasing Parties and (b) the respective successors and assigns of each individual or entity in clause (a). “Releasing Parties” means, collectively, (a) JEGI, Just Energy Corp., Ontario Energy Commodities Inc., Universal Energy Corporation, Just Energy Finance Canada ULC, Hudson Energy Canada Corp., 11929747 Canada Inc., 12175592 Canada Inc., JE Services Holdco I Inc., JE Services Holdco II Inc., 8704104 Canada Inc., Just Energy Advanced Solutions Corp., Just Energy (U.S.) Corp., Just Energy Illinois Corp., Just Energy Indiana Corp., Just Energy Massachusetts Corp., Just Energy New York Corp., Just Energy Texas I Corp., Just Energy, LLC, Just Energy Pennsylvania Corp., Just Energy Michigan Corp., Just Energy Solutions Inc., Hudson Energy Services LLC, Hudson Energy Corp., Interactive Energy Group LLC, Hudson Parent Holdings LLC, Drag Marketing LLC, Just Energy Advanced Solutions LLC, Fulcrum Retail Energy LLC, Fulcrum Retail Holdings LLC, Tara Energy, LLC, Just Energy Marketing Corp., Just Energy Connecticut Corp., Just Energy Limited, Just Solar Holdings Corp., Just Energy (Finance) Hungary Zrt., Just Energy Ontario L.P., Just Energy Manitoba L.P., Just Energy (B.C.) Limited Partnership, Just Energy Québec L.P., Just Energy Trading L.P., Just Energy Alberta L.P., Just Green L.P., Just Energy Prairies L.P., JEBPO Services LLP, and Just Energy Texas LP and (b) the respective successors and assigns of each entity in clause (a). 2. Releases. (a) Each Releasing Party hereby irrevocably and unconditionally waives, releases, and discharges each Released Party from any and all actual or potential Causes of Action against the Released Parties; provided, however, that, with respect to each Released Party, the foregoing provision shall not waive or release Causes of Action related to any act or omission by such Released Party that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence; provided, further, that in all respects such Released Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their applicable duties and responsibilities. - 2 -

(b) Each Releasing Party understands, acknowledges, and agrees that the releases provided for herein are full and final general releases of all Released Causes of Action, including those that could have been asserted in any legal or equitable proceeding against the Released Parties. Each Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Cause of Action, or commencing, instituting, or causing to be commenced any action, suit, or proceeding of any kind, against any Released Party, or against any other person, corporation, or entity which might claim over or against any Released Party, based upon any Released Cause of Action. Each Releasing Party further agrees that in the event such Releasing Party should bring a Released Cause of Action against any Released Party or any such other person, corporation, or entity, this Release Agreement shall serve as a complete defense to such Cause of Action. (c) Each Releasing Party has read Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. Each Releasing Party understands that Section 1542, or a comparable statute, rule, regulation, or order of another jurisdiction, gives such Releasing Party the right not to release existing Causes of Action of which such Releasing Party is not aware, unless such Releasing Party voluntarily chooses to waive this right. Having been so apprised, each Releasing Party nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, and all such other comparable statutes, rules, regulations, or orders, and elects to assume all risks for Causes of Action that exist, existed, or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to Causes of Action or other matters purported to be released pursuant to this Release Agreement. 3. Severability. Any term or provision of this Release Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. 4. Waivers. No waiver of any of the terms or provisions of this Release Agreement shall be binding against any Released Party hereto unless such waiver is in a writing signed by such Released Party. 5. No Assignment. This Release Agreement shall be binding upon the Releasing Parties and inure to the sole benefit of the Released Parties. No Releasing Party hereto may assign any of its obligations under this Release Agreement. Any assignment in violation of this Section 5 shall be null and void ab initio. - 3 -

6. Governing Law. This Release Agreement shall be governed by and construed in accordance with the laws of [●],without giving effect to principles of choice of law. Any action, suit, or proceeding arising out of or related to this Release Agreement shall be brought and maintained exclusively in the state and federal courts in [●], and each Releasing Party irrevocably and unconditionally: (a) submits to the personal jurisdiction of those courts for purposes of, and waives any defense of venue or inconvenient forum in, any such action, suit, or proceeding in those courts; (b) expressly waives any requirement for the posting of a bond by a party bringing such action, suit, or proceeding; (c) consents to process being served in any such action, suit, or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices set forth on the signature pages hereto, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (c) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (d) WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT, OR PROCEEDING. 7. Counterparts. This Release Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Release Agreement, each individual executing this Release Agreement on behalf of a Releasing Party has been duly authorized and empowered to execute and deliver this Release Agreement on behalf of said Releasing Party. [Remainder of page intentionally left blank.] - 4 -

IN WITNESS WHEREOF, the Releasing Parties have executed this Release Agreement on the day and year first above written. [Just Energy (U.S.) Corp., on behalf itself and each other Releasing Party] B y : N ame: [●] Title: [●] [Signature Page to Release Agreement]